Exhibit 10.2

[*] indicates that a confidential portion of the text of this agreement has been omitted. The non-public information has been filed separately with the Securities and Exchange Commission.

Execution Version

RESEARCH, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

dated as of

May 26, 2005

by and between

CHIRON CORPORATION

and

XOMA (US) LLC

-i-

-ii-

-iii-

		Page
3.10	Applications Outside the Field	29
3.11	Research and Development Records	29
3.12	Specific Use Capital Equipment	29

ARTICLE IV

COMMERCIALIZATION

4.1	In General	29
4.2	XOMA Right to Employ Portion of Sales Force	30
4.3	Joint Commercialization Team	30
4.4	Top Line Sales	31

ARTICLE V

MANAGEMENT OF THE COLLABORATION

5.1	Joint Steering Committee	32
5.2	Joint Research and Development Committee	33
5.3	Joint Patent Committee	34

ARTICLE VI

FINANCIAL PROVISIONS

6.1	Initial Payment	35
6.2	Profit and Cost Sharing	35
6.3	Pre-Tax Profit Adjustment	36
6.4	Line of Credit	36
6.5	Additional Fees	36

ARTICLE VII

RECORDS, RECORD KEEPING AND PAYMENT TERMS

7.1	Payment Records; Audits	37
7.2	Payment Method	37
7.3	Withholding Taxes	37
7.4	Interest on Payments Past Due	38

ARTICLE VIII

LICENSES AND RIGHTS

8.1	Collaboration Product Licenses	38
8.2	Opt-Out Product Licenses	40
8.3	Rights Outside the Field	41

-iv-

-v-

-vi-

RESEARCH, DEVELOPMENT AND

COMMERCIALIZATION AGREEMENT

This Research, Development and Commercialization Agreement (this “Agreement”) is dated as of the 26th day of May, 2005 (the “Date of this Agreement”), by and between Chiron Corporation, a Delaware corporation having its principal place of business at 4650 Horton Street, Emeryville, California 94608 (“Chiron”), and XOMA (US) LLC, a Delaware limited liability company with offices located at 2910 Seventh Street, Berkeley, California 94710 (“XOMA”). Chiron and XOMA may each be referred to in this Agreement individually as a “Party” and collectively as the “Parties”. When used in this Agreement, capitalized terms shall have the meanings set forth in Article I.

RECITALS

A. Chiron has developed a large-scale genomics platform focused on generating novel, functionally validated targets for development of small molecule drugs, therapeutic antibodies and vaccines.

B. XOMA has substantial experience and broad-based capabilities in monoclonal antibody generation and development, including access to multiple phage display libraries.

C. The Parties have established a collaborative relationship to research, develop and commercialize antibody products in the field of oncology pursuant to that certain agreement executed on February 27, 2004 (the “Effective Date”) by and between the Parties (the “Initial Agreement”).

D. The Parties wish to enter into this Agreement to replace the Initial Agreement to set forth in further detail the terms of the collaborative relationship between the Parties (the “Collaboration”), without changing the Effective Date for exclusivity and for various other purposes as set forth in this Agreement.

IN CONSIDERATION of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Chiron and XOMA hereby agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following capitalized terms shall have the following meanings:

1.1 “Affiliate” Affiliate shall mean any entity that is controlled by, controls or is under common control with Chiron or XOMA, as applicable. For such purpose the term “control” shall mean (a) direct or indirect ownership of more than fifty percent (50%) of the voting interest in the entity in question, or more than fifty percent (50%) interest in the income of the entity in question; or (b) possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the entity in question (whether through ownership of securities or other ownership interests, by contract or otherwise). Notwithstanding the foregoing, “Affiliate” shall not include, in the case of Chiron, Novartis A.G. or any Affiliate of Novartis A.G. (other than Chiron and any of its subsidiaries), so long as Novartis A.G. is precluded from electing, or has not exercised its rights to elect, a majority of the Board of Directors of Chiron, in accordance with the terms of the Governance Agreement dated as of November 20, 1994, among Ciba-Geigy Limited, Ciba-Geigy Corporation and Chiron.

1.2 “Annual Budget Deviation Threshold” Annual Budget Deviation Threshold shall have the meaning set forth in Section 3.5(d).

1.3 “Antibody” Antibody shall mean any immunoglobulin molecule whether in monospecific or any other form and shall include, without limitation, immunoglobulin fragments, such as Fv, Fab, F(ab’) and single-chain antibodies.

1.4 “Antibody Display, Panning, Screening and Characterization Technology” Antibody Display, Panning, Screening and Characterization Technology shall mean those technologies, and their associated methods of use, that are necessary and/or useful for the creation of libraries of Antibodies, the isolation, characterization and/or reformatting of such Antibodies and/or the display, panning and/or screening of such libraries or individual Antibodies, including, without limitation, such libraries themselves and any technology associated with library construction, phage display and/or phage screening.

1.5 “Antibody Optimization Technology” Antibody Optimization Technology shall mean those technologies, and their associated methods of use, necessary and/or useful for the alteration, optimization and/or improvement of any characteristic or attribute of an Antibody.

1.6 “Antibody Product” Antibody Product shall mean any composition of matter or article of manufacture consisting essentially of an Antibody alone or integrally associated with a composition of matter or article of manufacture (including without limitation conjugates bound to a toxin, label or other moiety) providing therapeutic, half-life, safety or other advantages to the Antibody. For the avoidance of doubt, Antibody Product does not include gene therapy products, Fc fusion proteins lacking antibody variable domains or viral conjugates.

1.7 “Antibody Work by XOMA” Antibody Work by XOMA shall have the meaning set forth in Section 3.2(e)(ii).

1.8 “Appraiser” Appraiser shall have the meaning set forth in Section 14.2(c)(ii)(A).

1.9 “Arbitration Notice” Arbitration Notice shall have the meaning set forth in Schedule 5.1(d)(i).

1.10 “Bacterial Cell Expression Technology” Bacterial Cell Expression Technology shall mean the bacterial cell expression technology Controlled by XOMA Ireland Limited and subsequently licensed to XOMA (with the right to sublicense hereunder) and shall not include any improvements thereto which constitute Collaboration Inventions.

1.11 “BLA” BLA shall mean a biologics license application with the FDA as more fully described at 21 CFR § 601.2, or successor equivalent.

1.12 “Bona Fide Collaboration” Bona Fide Collaboration shall mean a bona fide development and/or commercialization collaboration between a Party and at least one Third Party in which such Party agrees to bear, and bears, significant scientific or economic risk.

1.13 “Call” Call shall mean a visit by a member of a sales force in the Field.

1.14 “Cancer” Cancer shall mean a condition or disease primarily characterized by uncontrolled growth or spread of abnormal and anaplastic cells, metastases, neoplasm, malignant tumors and/or invasion by abnormal and anaplastic cells into tissues regardless of cause. For the avoidance of doubt, Cancer shall not include inflammation, infection or conditions characterized solely by hypertrophy or hyperplasticity of normal cells.

1.15 “Chiron Background IP” Chiron Background IP shall mean any and all Know-How and Patent Rights (including, for example, intellectual property relating to Collaboration Targets) Controlled by Chiron as of the Effective Date (or, in the case of intellectual property relating to Collaboration Targets accepted for inclusion in the Collaboration pursuant to Section 3.3(d) after the Effective Date, as of the date on which each such Collaboration Target is so accepted) that are [*] for (i) research relating to Collaboration Target(s) or (ii) research, development, manufacture or Commercialization of Collaboration Product(s). Chiron Background IP shall also include any and all Know-How and Patent Rights that are necessary for either of the purposes set forth in clauses (i) and (ii) of the immediately preceding sentence and that come to be Controlled by Chiron during the term of this Agreement but not in the course of the Collaboration, except (x) to the extent the inclusion of such Know-How and Patent Rights in Chiron Background IP would constitute a breach or violation of or a default under, or would otherwise be inconsistent with, the terms and provisions of any license or other agreement giving rise to or governing such Know-How or Patent Rights, and (y) that, in the event the inclusion of such Know-How or Patent Rights in Chiron Background IP would subject either or both of the Parties to additional financial or other adverse obligations to a Third Party, such Know-How or Patent Rights shall not be so included in Chiron Background IP unless the Parties so agree (which agreement shall not be unreasonably withheld). For the avoidance of doubt, the Parties acknowledge that, to the extent any Chiron Background IP is covered by a license or other agreement with a Third Party, such Chiron Background IP shall, for all purposes of this Agreement, be subject to the financial and other obligations, limitations and restrictions contained in such Third Party license or agreement. Chiron Background IP shall include, without limitation, those licenses, patents and patent applications set forth on Schedule 1.15.

1.16 “Chiron Commercial Chair” Chiron Commercial Chair shall have the meaning set forth in Section 4.3(e).

1.17 “Chiron Opt-Out IP” Chiron Opt-Out IP shall mean any and all Chiron Background IP and Collaboration IP Controlled by Chiron, each as (i) existing as of the date of the applicable opt-out and (ii) necessary or reasonably useful for research, development, manufacture and Commercialization of the applicable Opt-Out Target(s) and Opt-Out Product(s) corresponding to the particular Opt-Out Target(s); provided that, with respect to Chiron Background

IP that falls within the definition thereof by virtue of the second sentence of such definition, only such Chiron Background IP as is necessary for research, development, manufacture and Commercialization of the applicable Opt-Out Target(s) and Opt-Out Product(s) corresponding to the particular Opt-Out Target(s) shall be included in Chiron Opt-Out IP.

1.18 “Collaboration” Collaboration shall have the meaning set forth in the Recitals.

1.19 “Collaboration Cost of Goods Sold” Collaboration Cost of Goods Sold shall mean the cost calculated using the Fully Burdened Manufacturing Cost and according to customary practices, including weighted average costing or the use of pre-determined standards. The Parties agree to decide in good faith upon the specific procedure for making such calculation at an appropriate time after the Date of this Agreement and prior to the first commercial sale of the first Collaboration Product to be so sold.

1.20 “Collaboration Gross Margin” Collaboration Gross Margin shall mean Net Sales of Collaboration Products minus Collaboration Cost of Goods Sold.

1.21 “Collaboration Inventions” Collaboration Inventions shall mean any and all Inventions Controlled by a Party and made, conceived, reduced to practice or otherwise acquired or licensed, either alone or jointly with another, during the term of this Agreement and arising out of the activities of the Parties under the Collaboration and pursuant to R&D Plans and Budgets. For the avoidance of doubt, (i) any and all such Inventions which constitute an improvement to either Chiron Background IP or XOMA Background IP or an improvement to the Expression and Engineering Technologies made, conceived, reduced to practice or otherwise acquired or licensed during the term of this Agreement and in the course of the Collaboration shall be deemed to be Collaboration Inventions and (ii) Expression and Engineering Technologies as such technologies existed prior to the Effective Date shall not be Collaboration Inventions. Notwithstanding the foregoing, the Parties acknowledge that, to the extent any Collaboration Invention is covered by a license or other agreement with a Third Party, such Collaboration Invention shall, for all purposes of this Agreement, be subject to the financial and other obligations, limitations and restrictions contained in such Third Party license or agreement.

1.22 “Collaboration IP” Collaboration IP shall mean any and all Collaboration Know-How and any and all Collaboration Patent Rights.

1.23 “Collaboration Know-How” Collaboration Know-How shall mean any and all Know-How Controlled by a Party and made, conceived, reduced to practice or otherwise acquired or licensed, either alone or jointly with others, during the term of this Agreement and arising out of the activities of the Parties under the Collaboration and pursuant to R&D Plans and Budgets that is necessary or useful in the research, development, manufacture or Commercialization of a Collaboration Product. For the avoidance of doubt, (i) any and all such Know-How which constitutes an improvement to either Chiron Background IP or XOMA Background IP or an improvement to the Expression and Engineering Technologies made, conceived, reduced to practice or otherwise acquired or licensed during the term of this Agreement and in the course of the Collaboration shall be deemed to be Collaboration Know-How and (ii) Expression and Engineering Technologies as such technologies existed prior to the Effective Date shall not be

Collaboration Know-How. Notwithstanding the foregoing, the Parties acknowledge that, to the extent any Collaboration Know-How is covered by a license or other agreement with a Third Party, such Collaboration Know-How shall, for all purposes of this Agreement, be subject to the financial and other obligations, limitations and restrictions contained in such Third Party license or agreement.

1.24 “Collaboration Patent Rights” Collaboration Patent Rights shall mean Patent Rights claiming or covering Collaboration Inventions.

1.25 “Collaboration Product” Collaboration Product shall mean any Antibody Product that binds to a Collaboration Target and is generated or otherwise created, or acquired from a Third Party, by either Party pursuant to the Collaboration. Collaboration Products shall not include any Opt-Out Products.

1.26 “Collaboration Target” Collaboration Target shall mean: (a) the four Targets in the Collaboration as of the Date of this Agreement as set forth on Schedule 3.3(b); and (b) any Validated Target later accepted into the Collaboration pursuant to Section 3.3(d). Collaboration Targets shall not include any Opt-Out Targets.

1.27 “Commercialization” Commercialization shall mean any and all activities constituting marketing, promoting, detailing, offering for sale, selling, and supporting Collaboration Products pursuant to the terms of this Agreement including, but not limited to, advertising, education, planning, medical affairs, post-approval clinical trials, Life Cycle Management and regulatory activities, including for example adverse event reporting and recalls.

1.28 “Commercialization Costs” Commercialization Costs shall mean the fairly allocable costs of a Party and its Affiliates, on a consolidated basis, of performing such Party’s sales and marketing obligations under this Agreement as determined in accordance with GAAP, including depreciation or amortization of capital expenditures related thereto, but excluding general and administrative expenses; provided that in no event shall any expense be double-counted or included in Commercialization Costs if such expense has already been accounted for elsewhere, as follows:

(a) External marketing costs — Direct services expenses including reasonable out-of-pocket payments to Third Parties for services for product advertising, promotional expenses, and market research:

(i) Advertising, including agency fees, and development and space charges.

(ii) Collaboration Product promotion and merchandising expenses, including direct mail, grants, honoraria, consultants, symposia, speaker programs, indigent programs, sales aids, reminder items, samples, launch meetings, public affairs programs and post-approval clinical trials.

(iii) Marketing research, including trademark development.

(b) Selling service costs — Direct services expenses including reasonable out-of-pocket payments to Third Parties and all out-of-pocket employee expenses for sales calls and presentations to the customer classes consistent with a plan and budget for Commercialization, as approved in accordance with Section 4.3, including all costs directly incurred by the sales force including:

(i) Salary including bonuses and employee benefit expenses of employees who directly make the sales calls on behalf of a Collaboration Product as well as other expenses related to such persons, allocated based on the percentage of time/effort spent on Collaboration Products such as:

(1) travel, meals and entertainment costs;

(2) small office equipment including computers, telecommunications and other non-capitalizable small equipment costs;

(3) lease costs for regional sales offices and automobiles;

(4) business development expenses for the purpose of establishing new distributors;

(5) sales meeting costs;

(6) insurance on automobiles and sales offices; and

(7) depreciation on fixed assets employed in the direct selling of Collaboration Products.

(ii) Fairly allocable direct and indirect costs of sales personnel involved in supervisory roles on behalf of the Collaboration Products.

(c) Internal marketing costs — Fairly allocable direct and indirect costs of those employees in the following functions who work directly on the Collaboration Products, based on the percentage of time spent on Collaboration Products:

(i) product management;

(ii) market research;

(iii) medical affairs; and

(iv) customer technical service/support.

1.29 “Commercially Reasonable and Diligent Efforts” Commercially Reasonable and Diligent Efforts shall mean those efforts and resources normally used by a Party with respect to a Target, Antibody or Antibody Product (or another comparable product if no such Antibody Product exists) owned by it or to which it has rights, which is of similar market potential at a similar stage in its development or product life, taking into account, without limitation, issues of safety and efficacy, the product profile, the proprietary position of the product and the regulatory environment and status of the Target, Antibody or Antibody Product. Notwithstanding the foregoing, to the extent that the performance of a Party’s responsibilities hereunder is adversely affected by the other Party’s failure to perform its responsibilities hereunder, such Party shall not be deemed to have failed to use Commercially Reasonable and Diligent Efforts in performing such responsibilities.

1.30 “Confidential Information” Confidential Information shall mean all Know-How, Inventions, technical, marketing, financial or other similar information, including without limitation proprietary information and biological and other tangible materials (whether or not patentable). Materials, know-how or other information that is orally, electronically or visually disclosed by a Party, or is disclosed in writing without an appropriate letter, stamp or legend, shall constitute Confidential Information if such information is of the type that should reasonably have been considered confidential by the receiving Party at the time of disclosure, given the circumstances surrounding the disclosure of such materials, know-how or other information.

1.31 “Continuing Party” Continuing Party shall have the meaning set forth in Section 3.9(b).

1.32 “Control” or “Controlled” Control or Controlled shall mean, with respect to any Know-How or Patent Rights, possession of the ability (whether arising by ownership or license) to grant rights, ownership, access, a license or a sublicense (as applicable) to such intellectual property as provided for herein without violating the terms of any written agreement with a Third Party entered into prior to the time such Party would be first required hereunder to grant the other Party such access, license or sublicense.

1.33 “Core Technology Improvement” Core Technology Improvement shall have the meaning set forth in Section 12.1(a)(iii).

1.34 “Date of this Agreement” Date of this Agreement shall have the meaning set forth in the introductory paragraph of this Agreement.

1.35 “Detail” and “Detailing” Detail shall mean a Call during which a product presentation of a Collaboration Product is made in a face-to-face meeting in an individual or group practice setting between a professional sales representative and a physician (or other such customer who may need to have an understanding of a Collaboration Product) in which one or more key product messages are verbally presented in a balanced manner. For avoidance of doubt, Detail does not include a reminder or sample drop. For further avoidance of doubt, Detail does not include any other sales and marketing activities. Detailing shall mean the act of presenting a Detail.

1.36 “Dismissed Target” Dismissed Target shall have the meaning set forth in Section 3.4(a).

1.37 “Drug Safety Agreement” Drug Safety Agreement shall have the meaning set forth in Section 10.4.

1.38 “Effective Date” Effective Date shall have the meaning set forth in the Recitals.

1.39 “Exclusivity Period” Exclusivity Period shall mean the period described in Section 3.2(b).

1.40 “Exploit” and “Exploitation” Exploit shall mean to sell or otherwise transfer for value, or grant a license under, a particular asset to a Third Party, but shall not include the use of such asset by either Party on its own behalf or in the context of a Bona Fide Collaboration. Exploitation shall mean the act of Exploiting.

1.41 “Expression and Engineering Technologies” Expression and Engineering Technologies shall mean (a) the Bacterial Cell Expression Technology and (b) the Human Engineering™ Technology.

1.42 “FDA” FDA shall mean the United States Food and Drug Administration and any successor agency.

1.43 “Field” Field shall have the meaning set forth in Section 2.1.

1.44 “Financial Hardship” Financial Hardship shall have the meaning set forth in Section 3.9(a).

1.45 “FMV” FMV shall have the meaning set forth in Section 14.2(c).

1.46 “FTE” FTE shall mean the amount of time an individual actually devotes to working on Collaboration activities chargeable by either Party under this Agreement, expressed on a monthly percent effort basis, using average monthly working hours ([*]) as the denominator. The numerator (actual hours worked) shall be adjusted on a pro-rata basis such that exempt employees are in no case allocating more than 100% of their time to Collaboration, non-Collaboration, administrative and paid-time-off activities. The numerator shall exclude paid-time-off and administrative and other non-allocable activities unless specifically agreed by the Parties in determining the applicable FTE Rate on a function-by-function basis per Section 1.48.

1.47 “FTE Costs” FTE Costs shall mean FTE Rates multiplied by FTEs.

1.48 “FTE Rates” FTE Rates shall mean the agreed upon cost per FTE by functional area and are intended to embody costs (i) directly attributed to such Party’s supervisory functions, service functions, occupancy costs, and its payroll, information systems, or purchasing functions, all of which are in direct support of the development, manufacture, use and sale of an applicable Collaboration Product, and (ii) allocated to departments based on space occupied or headcount or other activity-based methods; but shall not include any costs attributable to general corporate activities including, by way of example only, executive management, investor relations, human relations, business development, legal affairs, finance and employee costs associated with stock option plans and other equity incentive plans as permitted by applicable accounting rules. FTE Rates shall be adjusted annually (beginning in January 2005) for inflation using the latest available United States Producer Price Index for Pharmaceutical Preparations, unadjusted (WPU0638), as a simple percentage. In addition, the Joint Steering Committee shall discuss and approve, as needed, further adjustments to common FTE Rates every [*] years on a prospective basis beginning January 2007. The FTE Rates for 2004 (on a per annum basis) are:

Functional Area	Annual FTE Rate
Research	$	[	*]
Pre-Clinical	$	[	*]
Clinical & Regulatory	$	[	*]
Technical Development	$	[	*]
Project Management	$	[	*]
Quality Assurance	$	[	*]
Quality Control	$	[	*]

Establishment of annual FTE Rates for functional areas not set forth in the table above shall be the responsibility of the JRDC or, as applicable, the Joint Commercialization Team subject to a $[*] per annum minimum. Such rates will be used to determine the R&D Plan and Budget for the applicable annual period and all future periods.

1.49 “Fully Burdened Manufacturing Costs” Fully Burdened Manufacturing Costs shall mean, with respect to a Collaboration Product (in bulk, vialed or finished form, as the case may be) for successful and failed lots, the sum of the following, all of which shall be calculated in accordance with GAAP; provided that in no event shall any expense be double-counted or included in Fully Burdened Manufacturing Costs if such expense has already been accounted for elsewhere:

(a) The amounts paid by a Party to a Third Party for (i) providing raw materials and packaging materials for producing such Collaboration Product, (ii) manufacturing, filling and/or finishing such Collaboration Product or any component thereof, (iii) distributing, transporting, storing and insuring such Collaboration Product, and (iv) testing such Collaboration Product, including with respect to the foregoing, all sales and excise taxes and customs duty charges imposed by governmental authorities with respect thereto to the extent paid by the Party and not reimbursed or refunded by a Third Party;

(b) Direct expenses, which include those material, labor and service expenses captured in time sheets, invoices and the like, that are specifically for such Collaboration Product. Direct material expenses include cost of raw materials, filters, manufacturing supplies, solvent, containers, container components, packaging, labels and other printed materials used in production. Direct labor expenses include salaries and fringe benefits for personnel directly involved in manufacturing such Collaboration Product in accordance with GMP requirements, such as production, quality control, quality assurance, microbiology, and other similar departments as needed who participate directly in the production of such Collaboration Product. Direct services expenses include reasonable out-of-pocket payments to Third Parties for services;

(c) Indirect expenses, which include production overhead costs such as a reasonable allocation of expenses associated with personnel supporting the direct manufacturing of such Collaboration Product in accordance with GMP requirements. Indirect expenses can include labor and overhead for quality control, quality assurance, raw material acquisition and acceptance, microbiology, document control, calibration/validation, and non-research and development expenses for process development and analytical methods development supporting manufacturing, but excluding interest expenses and capital expenditures for facilities and equipment used to manufacture Collaboration Products; and

(d) Overhead costs, which are reasonably allocated direct and indirect manufacturing costs with respect to such Collaboration Product that cannot be identified in a practical manner with specific units of production and, therefore, cannot be included as direct material or direct labor expenses. Such overhead costs include:

(i) Specific manufacturing overhead allocations, including but not limited to, facilities support costs, utilities (including electricity, water, sewer, waste disposal), indirect materials and supplies, consumables (including maintenance and repair materials, tools, spare parts), plant management, engineering and development support, maintenance and repair of the production plant and production equipment, property taxes (excluding income taxes), materials management, inventory storage, information management services and insurance;

(ii) Depreciation and lease costs over the expected life of buildings and equipment specifically attributable to such Collaboration Product; and

(iii) Reasonable costs related to unused manufacturing capacity reserved for such Collaboration Product as agreed to by the Parties in advance, if any.

1.50 “GAAP” GAAP shall mean United States generally accepted accounting principles, consistently applied, as in effect from time to time.

1.51 “GMP” GMP shall mean Good Manufacturing Practices regulations and implementing guidelines and General Biological Products Standards promulgated by the FDA and published at 21 CFR §§ 210, 211 and 610, as such regulations may be amended from time to time, and by the European Commission as set out in Directive 91/356 EEC of the Commission of the European Communities as may be amended from time to time and all relevant foreign equivalents.

1.52 “Go/No Go Decision Point” Go/No Go Decision Point shall have the meaning set forth in Section 3.5(a).

1.53 “Human Engineering™ Technology” Human Engineering™ Technology shall mean the Human Engineering™ technology Controlled by XOMA Technology Ltd. and subsequently licensed to XOMA (with the right to sublicense hereunder) and shall not include any improvements thereto which constitute Collaboration Inventions.

1.54 “Identifying Party” Identifying Party shall have the meaning set forth in Section 3.3(d).

1.55 “IND” IND shall mean an investigational new drug application with the FDA as more fully described at 21 CFR § 312.20, or successor equivalent, or a comparable filing with a Regulatory Authority outside the United States.

1.56 “IND-Enabling Studies” IND-Enabling Studies shall mean GLP toxicology and safety studies designed and conducted to support submission of an IND.

1.57 “Initial Agreement” Initial Agreement shall have the meaning set forth in the Recitals.

1.58 “Interest Period” Interest Period shall have the meaning set forth in Section 7.4.

1.59 “Interest Rate” Interest Rate shall have the meaning set forth in Section 7.4.

1.60 “Inventions” Inventions shall mean any and all inventions, discoveries or ideas, and improvements thereto (whether or not patentable).

1.61 “Joint Commercialization Team” Joint Commercialization Team shall mean the team established pursuant to Section 4.3(a).

1.62 “Joint Patent Committee” Joint Patent Committee shall mean the committee established pursuant to Section 5.3.

1.63 “Joint Research and Development Committee” and “JRDC” Joint Research and Development Committee and JRDC shall mean the committee established pursuant to Section 5.2(a).

1.64 “Joint Steering Committee” Joint Steering Committee shall mean the committee established pursuant to Section 5.1(a).

1.65 “Know-How” Know-How shall mean any and all know-how, trade secrets, data, processes, techniques, procedures, compositions, materials, devices, methods, formulas, protocols, pre-clinical and clinical data and information, including any and all chemical, biochemical, toxicological, and scientific research information, whether in written, electronic, graphic or video form or any other form or format.

1.66 “Life Cycle Management” Life Cycle Management shall mean efforts, whether prior to or after obtaining Regulatory Approval of a Collaboration Product, to maximize long term commercial sales and commercial potential of such Collaboration Product.

1.67 “Losses” Losses shall have the meaning set forth in Section 13.5.

1.68 “Material Budget Deviation” A Material Budget Deviation shall mean an incurred deviation of [*] percent ([*]%) or more above any R&D Plan and Budget.

1.69 “Maximum Profit Share Differential” Maximum Profit Share Differential shall have the meaning set forth in Section 6.3.

1.70 “Net Sales” Net Sales shall mean the gross amounts invoiced by Chiron or, in the case of Section 3.9(e)(ii) and Section 6.2(b), XOMA (and their respective Affiliates), as the case may be, for sales of products to Third Parties less the following unreimbursed or non-refunded deductions with respect thereto, determined in accordance with GAAP and calculated in United States dollars and to the extent such amounts have not already been deducted from the amount invoiced: (a) amounts actually allowed as volume or quantity discounts, rebates, price reductions, returns (including recalls) and charge-backs, (b) sales, excise and turnover taxes imposed directly upon and actually paid by such Party and its Affiliates, (c) uncollectible accounts, to the extent such reserve is determined in accordance with GAAP, consistently applied across all product lines of such Party and its Affiliates, as applicable, until such amounts are collected, and (d) all other direct expenses or discounts, including but not limited to cash discounts, custom duties and transportation and insurance charges. In the event that products are sold in the form of combination products containing one or more active ingredients, other than Collaboration Products or Opt-Out Products, as the case may be, Net Sales for such combination products will be calculated by determining the portion of received revenue attributable to the sale of the Collaboration Products or Opt-Out Products, as the case may be, in the combination product.

1.71 “Non-Identifying Party” Non-Identifying Party shall have the meaning set forth in Section 3.3(d).

1.72 “Opt-Out Product” Opt-Out Product shall have the meaning set forth in Section 3.9(a).

1.73 “Opt-Out Target” Opt-Out Target shall have the meaning set forth in Section 3.9(a).

1.74 “Opting-Out Party” Opting-Out Party shall have the meaning set forth in Section 3.9(a).

1.75 “Parties” and “Party” Parties and Party shall have the respective meanings set forth in the introductory paragraph to this Agreement.

1.76 “Patent Rights” Patent Rights shall mean (a) unexpired letters patent (including inventor’s certificates) which have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period (and which have not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or been abandoned), including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, supplementary protection certificates, confirmation patents, patent of additions, renewal or any like filing thereof and (b) pending applications for letters patent which have not been canceled, withdrawn from consideration, finally determined to be unallowable by the applicable governmental authority for whatever reason (and from which no appeal is or can be taken), and/or abandoned, including without limitation any continuation, division or continuation-in-part thereof and any provisional applications.

1.77 “Phase I Clinical Trial” Phase I Clinical Trial shall mean that portion of the process seeking Regulatory Approval which provides for human trials for the purpose of determining toxicity, metabolism, absorption, elimination and other pharmacological action, as more fully described at 21 CFR § 312.21(a).

1.78 “Phase II Clinical Trial” Phase II Clinical Trial shall mean that portion of the process seeking Regulatory Approval which provides for human trials for the purposes of determining dose and evaluating safety and efficacy in the proposed therapeutic indication, as more fully described at 21 CFR § 312.21(b).

1.79 “Phase III Clinical Trial” Phase III Clinical Trial shall mean that portion of the process seeking Regulatory Approval which provides for human trials on sufficient numbers of patients intended for the purposes of (a) establishing safety and efficacy for an intended use; and (b) defining warnings, precautions and adverse reactions in the dosage to be prescribed, as more fully described at 21 CFR § 312.21(c).

1.80 “Potential Targets” Potential Targets shall have the meaning set forth in Section 3.3(c).

1.81 “Pre-Tax Profit” Pre-Tax Profit shall mean the amount, whether positive or negative, equal to Collaboration Gross Margin minus (i) Research and Development Costs of the Collaboration and (ii) Commercialization Costs of the Collaboration.

1.82 “Project Team” Project Team shall have the meaning set forth in Section 3.6(a).

1.83 “Protein Expression Technology” Protein Expression Technology shall mean modular transient mammalian vectors, modular permanent mammalian vectors, and their associated genetic control elements, methods of use, and technologies necessary and/or useful for the expression or production of Antibodies in a cell or host organism.

1.84 “Quality Agreement” Quality Agreement shall have the meaning set forth in Section 10.5.

1.85 “R&D Plans and Budgets” R&D Plans and Budgets shall have the meaning set forth in Section 3.5(a).

1.86 “Regulatory Approval” Regulatory Approval shall mean any product and/or establishment licenses, registrations, authorizations or similar approvals of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacture, use, storage, importation, export, transport and sale of a Collaboration Product in a regulatory jurisdiction.

1.87 “Regulatory Approval Application” Regulatory Approval Application shall mean an application for Regulatory Approval required to be obtained for the purpose of and before Commercialization of a Collaboration Product in a regulatory jurisdiction, including but not limited to, for the purposes of Regulatory Approval in the United States, a BLA, and all supplements thereto filed pursuant to the requirements of the FDA (including all necessary documents, data and other information) and, for the purposes of Regulatory Approval in the European Union, an application for Regulatory Approval and all supplements thereto filed pursuant to the requirements of the European Medicines Agency (including all necessary documents, data and other information).

1.88 “Regulatory Authority” Regulatory Authority shall mean any national (e.g., the FDA), supranational (e.g., the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in any jurisdiction of the world involved in the granting of Regulatory Approvals for pharmaceutical products.

1.89 “Regulatory Filing” Regulatory Filing shall mean a BLA or an IND, and any foreign counterparts thereof, and any other filings required by a Regulatory Authority relating to the research and development or the Commercialization of a Collaboration Product.

1.90 “Related Chiron Patent Rights” Related Chiron Patent Rights shall have the meaning set forth in Section 12.3(b).

1.91 “Related XOMA Patent Rights” Related XOMA Patent Rights shall have the meaning set forth in Section 12.3(c).

1.92 “Requesting Party” Requesting Party shall have the meaning set forth in Section 7.1(b).

1.93 “Research and Development Costs” Research and Development Costs shall mean:

(a) All out-of-pocket expenses, including specific use capital costs to the extent incurred for Collaboration projects and not applicable for commercial scale uses, incurred by a Party and its Affiliates and the FTE Costs incurred by such Party and its Affiliates, fairly allocable to the performance of its obligations under R&D Plans and Budgets, determined in accordance with GAAP and calculated in United States dollars;

(b) Expenses incurred by either Party and its Affiliates for prosecution, maintenance, enforcement and defense of Patent Rights incurred after the Effective Date and fairly allocable to the Collaboration, including without limitation costs and expenses of outside counsel; and

(c) Fully Burdened Manufacturing Costs incurred with respect to pre-clinical and clinical supplies of Collaboration Products for use in research and development activities in accordance with an R&D Plan and Budget, as applicable, determined in accordance with GAAP and calculated in United States dollars.

Section (a) shall include all out-of-pocket license fee, milestone and similar payments, and royalties actually paid by a Party to a Third Party in consideration for obtaining or maintaining Chiron Background IP, XOMA Background IP and Collaboration IP licensed to either Party under this Agreement, to the extent fairly allocable to the Collaboration, including, for example, Useful Third Party IP.

In no event shall any expense be double-counted or included in Research and Development Costs if such expense has already been accounted for elsewhere in this definition or this Agreement.

1.94 “Responding Party” Responding Party shall have the meaning set forth in Section 7.1(b).

1.95 “Target” Target shall mean any biological molecule that (a) is believed to be accessible to an Antibody, and (b) is further believed to have application in the Field.

1.96 “Target Submission” Target Submission shall have the meaning set forth in Section 3.3(d).

1.97 “Third Party” Third Party shall mean any entity other than Chiron or XOMA or their respective Affiliates.

1.98 “Third Party Technology Agreement” Third Party Technology Agreement shall have the meaning set forth in Section 3.3(f).

1.99 “United States” United States shall mean the United States of America, including its territories and possessions, the District of Columbia and Puerto Rico.

1.100 “Useful Third Party IP” Useful Third Party IP shall mean Patent Rights Controlled by a Third Party, which if utilized by the Parties under this Agreement would facilitate the activities contemplated hereunder and/or would be reasonably likely to materially enhance the commercial value of any Collaboration Product.

1.101 “Valid Claim” Valid Claim shall mean, with respect to a particular country, a claim of an issued and unexpired Patent Right in such country that (a) has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken or has been taken within the time allowed for appeal; and (b) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country.

1.102 “Validated Target” Validated Target shall mean a Target having one or both of the following features: (1) [*]; and/or (2) [*]. The Party submitting a Validated Target having either feature will have made reasonable efforts to [*].

1.103 “XOMA Background IP” XOMA Background IP shall mean any and all Know-How and Patent Rights (including, for example, intellectual property relating to Collaboration Targets) Controlled by XOMA as of the Effective Date (or, in the case of intellectual property relating to Collaboration Targets accepted for inclusion in the Collaboration pursuant to Section 3.3(d) after the Effective Date, as of the date on which each such Collaboration Target is so accepted) that are [*] for (i) research relating to Collaboration Target(s) or (ii) research, development, manufacture or Commercialization of Collaboration Product(s). XOMA Background IP shall also include any and all Know-How and Patent Rights that are necessary for either of the purposes set forth in clauses (i) and (ii) of the immediately preceding sentence and that come to be Controlled by XOMA during the term of this Agreement but not in the course of the

Collaboration, except (x) to the extent the inclusion of such Know-How and Patent Rights in XOMA Background IP would constitute a breach or violation of or a default under, or would otherwise be inconsistent with, the terms and provisions of any license or other agreement giving rise to or governing such Know-How or Patent Rights, and (y) that, in the event the inclusion of such Know-How or Patent Rights in XOMA Background IP would subject either or both of the Parties to additional financial or other adverse obligations to a Third Party, such Know-How or Patent Rights shall not be so included in XOMA Background IP unless the Parties so agree (which agreement shall not be unreasonably withheld). For the avoidance of doubt, the Parties acknowledge that, to the extent any XOMA Background IP is covered by a license or other agreement with a Third Party, such XOMA Background IP shall, for all purposes of this Agreement, be subject to the financial and other obligations, limitations and restrictions contained in such Third Party license or agreement. XOMA Background IP shall include, without limitation, those licenses, patents and patent applications set forth on Schedule 1.103. Notwithstanding any provision of this Agreement to the contrary, XOMA Background IP shall not include the Expression and Engineering Technologies.

1.104 “XOMA Commercial Lead” XOMA Commercial Lead shall have the meaning set forth in Section 4.3(e).

1.105 “XOMA Core Technologies” XOMA Core Technologies shall mean Antibody Display, Panning, Screening and Characterization Technology, Antibody Optimization Technology, Bacterial Cell Expression Technology, Human Engineering™ Technology and Protein Expression Technology, in each case as Controlled by XOMA as of the Effective Date.

1.106 “XOMA Opt-Out IP” XOMA Opt-Out IP shall mean any and all XOMA Background IP and Collaboration IP Controlled by XOMA, each as (i) existing as of the date of the applicable opt-out and (ii) necessary or reasonably useful for research, development, manufacture and Commercialization of the applicable Opt-Out Target(s) and Opt-Out Product(s) corresponding to the particular Opt-Out Target(s); provided that, with respect to XOMA Background IP that falls within the definition thereof by virtue of the second sentence of such definition, only such XOMA Background IP as is necessary for research, development, manufacture and Commercialization of the applicable Opt-Out Target(s) and Opt-Out Product(s) corresponding to the particular Opt-Out Target(s) shall be included in XOMA Opt-Out IP.

1.107 “XOMA Profit Share Differential” XOMA Profit Share Differential shall mean the aggregate amount by which (a) the share of positive Pre-Tax Profits to which XOMA would otherwise be entitled pursuant to Section 6.2(a) (i.e., thirty percent (30%) thereof) for the period during which Section 6.3 applies is greater than (b) XOMA’s share of positive Pre-Tax Profits pursuant to the first sentence of Section 6.3 (i.e., [*] percent ([*]%) thereof).

ARTICLE II

OVERVIEW

2.1 Overview. Subject to the terms and conditions of this Agreement, XOMA and Chiron will collaborate to research, develop and commercialize Antibody Products with respect to Collaboration Targets for the treatment of Cancer in humans worldwide (the “Field”).

For the avoidance of doubt, palliative treatment and treatment to prevent recurrence or metastasis shall be considered to be treatments of Cancer. For convenience, this Article II sets forth a brief overview of the Collaboration. This overview is subject to the more definitive terms and conditions set forth elsewhere in this Agreement. In the event of a conflict between the provisions of this Article II and any other provision of this Agreement, such other provision shall control.

2.2 General Allocation of Responsibilities. Subject entirely to the more detailed provisions set forth elsewhere in this Agreement, (a) each Party will conduct Target identification work in its sole discretion, (b) both Parties will conduct research and development work relating to Collaboration Targets and Collaboration Products in accordance with R&D Plans and Budgets, (c) XOMA will be responsible for manufacture of pre-clinical supplies and supplies for Phase I and Phase II Clinical Trials of Collaboration Products, and (d) Chiron will be responsible for Commercialization of Collaboration Products.

2.3 General Financial Terms. Subject entirely to the more detailed provisions set forth elsewhere in this Agreement, (a) each Party will bear all costs and expenses incurred by it in connection with its Target identification work, (b) the Parties will share Research and Development Costs incurred in connection with Collaboration research and development activities 70% (Chiron) and 30% (XOMA), and (c) the Parties will share Pre-Tax Profits from the Collaboration 70% (Chiron) and 30% (XOMA).

2.4 Transparency. The Parties intend that each of them be fully and promptly informed as to all material information and developments relating to the activities of the Parties under this Agreement, including, without limitation, all material information and developments relating to the research and development, manufacture and commercialization of Collaboration Products. As more fully set forth elsewhere in this Agreement, with respect to research and development and manufacturing of preclinical and clinical supplies, the primary mechanism for communicating such information in a timely manner will be the day-to-day interaction of the Project Teams. In addition, all material information and developments will be presented and discussed in the appropriate level of detail at the periodic meetings of the Joint Steering Committee, the JRDC and the Joint Commercialization Team.

2.5 Independence. Subject to the terms of this Agreement, including without limitation Section 2.4 (Transparency), Collaboration activities will be performed by or on behalf of XOMA and Chiron, each acting in its own capacity and independently pursuant to plans and budgets as set forth herein, rather than through a joint venture, partnership or similar jointly owned enterprise.

ARTICLE III

RESEARCH AND DEVELOPMENT

3.1 In General. As set forth in greater detail below, both Parties will use Commercially Reasonable and Diligent Efforts to conduct research and development activities relating to Collaboration Targets and Collaboration Products in accordance with R&D Plans and Budgets. Such plans will assign responsibility for specific research and development activities to each Party; provided that in general XOMA will be responsible for generating Antibodies against each Collaboration Target and for optimizing such Antibodies.

3.2 Exclusivity.

(a) During the Exclusivity Period, neither Party will, directly or indirectly, conduct any research and development with respect to Antibody Products in the Field, except as expressly set forth in this Agreement. An Antibody Product, other than an Antibody Product that binds to a Collaboration Target, that has a use or utility within the Field, for the purposes of this Section 3.2, shall not be deemed to be within the Field where a Party is pursuing research, development or commercialization of such Antibody Product only in a field of use other than Cancer.

(b) The Exclusivity Period commenced on the Effective Date and shall end three (3) years thereafter. If (i) the parties reasonably expect that Chiron will be able to offer to the Collaboration at least two (2) additional Validated Targets each year during the extended Exclusivity Period and (ii) Chiron provides an extension notice at least [*] prior to the end of the Exclusivity Period provided for in the first sentence of this Section 3.2(b), Chiron may extend, at its option, the Exclusivity Period by an additional two (2) years. Upon exercise by Chiron of such option, the third event set forth in Section 6.3 shall be deemed to have occurred, and the profit share adjustment provided for in such Section shall be reduced as set forth therein.

(c) Notwithstanding anything to the contrary in this Section 3.2, either Party may conduct research or development activities in the Field relating solely to the identification or validation of Targets.

(d) Notwithstanding anything to the contrary in this Section 3.2, either Party may conduct research and development activities in the Field pursuant to agreements with Third Parties which existed as of the Effective Date, as set forth on Schedule 3.2(d).

(e) Notwithstanding anything to the contrary in this Section 3.2:

(i) Each Party shall have a right to research, develop and/or commercialize any composition of matter or article of manufacture, other than Antibody Products, derived from or otherwise relating to Collaboration Targets (including, without limitation, any small molecule not integral to a targeting Antibody). Each of the Parties acknowledges and agrees that any such activity shall be conducted outside of the Collaboration and shall not be dependent on any right or license granted to it by the other Party under this Agreement for use only in the Collaboration.

(ii) The Parties acknowledge that on September 23, 2004, XOMA entered into a worldwide collaboration with Aphton Corporation (“Aphton”) for the development and commercialization of anti-gastrin antibodies to treat gastrointestinal and other gastrin-sensitive cancers. XOMA represents and warrants that it has provided Chiron a true and correct redacted copy of such collaboration agreement, prior to the Date of this Agreement. In the event that [*]. For the avoidance of doubt, the rights granted to Chiron pursuant to this Section 3.2(e)(ii) shall be inapplicable to [*].

(iii) XOMA may pursue opportunities to provide, and may provide, contract manufacturing services to Third Parties using its available capacity for products in the Field; provided that, during the Exclusivity Period, without Chiron’s written consent, such consent not to be unreasonably withheld, XOMA shall not provide contract manufacturing services for products in the Field:

[*]

The Parties acknowledge that nothing in this Agreement shall restrict XOMA’s ability to pursue opportunities to provide, or to provide, contract manufacturing services to Third Parties using its available capacity for products outside the Field.

3.3 Collaboration Targets.

(a) Target Identification Activities. Notwithstanding anything to the contrary contained in this Agreement, neither Party shall have any obligation to the other Party to conduct Target identification research. In the event that either Party elects to engage in Target identification research, it may do so in its sole discretion.

(b) Initial Targets. Chiron has contributed to the Collaboration the initial Targets described on Schedule 3.3(b), and XOMA has accepted such Targets into the Collaboration, thereby making them Collaboration Targets.

(c) Additional Targets. The Parties anticipate that in the future either Party may identify additional Targets that such Party has a reasonable basis to believe may have potential utility in the Field and to the Collaboration (collectively, “Potential Targets”). Each Party acknowledges that Targets “identified” by Chiron or XOMA may include Targets owned, controlled or initially identified by Third Parties and, therefore, that such Targets may be subject to Third Party licenses, arrangements or other rights. On a regular basis, but no less often than once per quarter, each Party will identify in writing to the other Party any Potential Targets, as well as any Antibody Products which relate to such Potential Targets, that are being considered by such Party. At such time, counsel for each of the Parties shall discuss any intellectual property owned or otherwise controlled by a Third Party known to that Party after reasonable inquiry that relate to such Potential Targets. Except as expressly set forth in Section 3.3(e) below, each Party may, in its sole discretion and expense, perform all research and development with respect to each Potential Target up to the point at which the Potential Target has become a Validated Target.

(d) Submission of Validated Targets. If a Potential Target becomes a Validated Target (regardless of any previously unsuccessful efforts to validate such Potential Target), the Party that identifies such Potential Target to the other Party (the “Identifying Party”) will formally and promptly present the Validated Target to the other Party (the “Non-Identifying Party”) for inclusion in the Collaboration. Such presentation shall be in the form of a written submission (the “Target Submission”) and shall include [*]. At such time, counsel for each of the Parties shall discuss in reasonable detail any intellectual property, licenses and Third Party obligations relevant to the Validated Target. [*] Validated Targets may be formally presented for acceptance as Collaboration Targets in the absence of such information. Within [*] of the date of the provision of the Target Submission, the Non-Identifying Party shall either accept or reject the inclusion of the applicable Validated Target into the Collaboration; provided that, in order for the Validated Target to be accepted into the Collaboration, the Parties shall establish an R&D Plan and Budget that includes sufficient resources to advance such Validated Target appropriately (i.e., through completion of the next Go/No Go Decision Point). In the event that, within such [*] period, the Non-Identifying Party has neither approved nor rejected a Validated Target for inclusion into the Collaboration such Validated Target shall be deemed a Dismissed Target as set forth in Section 3.4; provided that, if an R&D Plan and Budget has not been established prior to the end of such [*] period, then such period shall be extended for so long as discussions regarding such R&D Plan and Budget continue in good faith but in no event beyond [*] from the date of Target Submission. The Identifying Party will bear all costs and expenses incurred by it in connection with identification and validation work, up to the point when a Validated Target is accepted into the Collaboration, including as provided in this Section 3.3(d).

(e) Validation Assistance. From time to time during the Exclusivity Period, but for no more than two (2) Potential Targets per year, at Chiron’s expense (based on FTE Rates, where applicable), solely for possible inclusion into the Collaboration as a Validated Target, Chiron may require XOMA to use its Commercially Reasonable and Diligent Efforts to generate Antibodies against a Potential Target. Upon mutual written agreement, XOMA shall conduct additional work at Chiron’s expense to assist in the validation of Potential Targets.

(f) Third Party Technology. Prior to the generation or optimization of any Antibody corresponding to a Collaboration Target, XOMA shall identify in writing to Chiron the generation and/or optimization technology or technologies that XOMA intends to use to generate and/or optimize such Antibody. To the extent any such technology is the subject of an agreement between XOMA and a Third Party (each, a “Third Party Technology Agreement”), XOMA shall also identify such Third Party Technology Agreement, and shall provide a copy of such Third Party Technology Agreement to Chiron, unless a copy of such agreement has been provided previously.

(g) Pre-clinical Activities of XOMA. Throughout the Exclusivity Period, XOMA shall reserve sufficient pre-clinical capacity to enable it to conduct pre-clinical activities with respect to at least [*] new Validated Targets accepted into the Collaboration per year at a rate of [*] new Validated Target per calendar quarter.

(h) Certain Activities of Chiron. This Agreement shall not impose any restriction upon Chiron with respect to the generation of any Antibody or the making, testing or using, or the research or development, of any Antibody or Antibody Product that binds or interacts with any Target, including any Potential Target, except that, with respect to Antibody generation relating to Collaboration Targets, Chiron may only carry out those activities specifically allocated to it pursuant to R&D Plans and Budgets.

(i) End of Exclusivity. The Parties’ rights and obligations set forth in Sections 3.3(c), 3.3(d), 3.3(e), 3.3(f) and 3.3(g) shall expire at the end of the Exclusivity Period.

3.4 Dismissed Targets.

(a) In General. In the event a Validated Target presented for acceptance into the Collaboration is not approved by the Non-Identifying Party (a “Dismissed Target”), the Identifying Party will be free to conduct research and development activities in the Field with respect to such Dismissed Target and to commercialize any resulting products. The Non-Identifying Party will have no rights hereunder to, interest hereunder in or obligations hereunder with respect to such Dismissed Target or any product resulting from such Dismissed Target, except as expressly set forth in paragraph (b) below. For the avoidance of doubt, the Parties acknowledge that [*].

(b) Antibody Work by XOMA.

(i) In the event that a Target proposed by Chiron becomes a Dismissed Target during the Exclusivity Period:

[*]

(ii) It is understood that XOMA has access to certain Third Party technologies, including, without limitation, multiple phage display libraries, that may be useful in the generation and/or optimization of antibodies, and that certain contractual limitations restrict XOMA’s ability to access such technologies. At Chiron’s request, the Parties shall explore the feasibility of accessing such Third Party technologies through XOMA’s existing agreements in order to generate and/or optimize Antibodies or Antibody Products for Dismissed Targets.

3.5 Research and Development Plans and Budgets.

(a) In General. All research and development activities relating to Collaboration Targets and Collaboration Products will be conducted in accordance with research and development plans and budgets approved in accordance with the terms of this Agreement (“R&D Plans and Budgets”). XOMA and Chiron will strive to have alignment on budget and project monitoring and spending under each R&D Plan and Budget. Each R&D Plan and Budget will be project specific and comprise the collection of activities and the associated budget related to a particular “go/no go” decision point (each such decision point a “Go/No Go Decision Point”); provided that, in any event, such R&D Plan and Budget shall include as a Go/No Go Decision Point completion of each of the project-specific activities in Schedule 3.5(a). R&D Plans and Budgets will assign responsibility for such specific research and development activities to one of the Parties; provided that in general XOMA will be responsible for generating and optimizing Antibodies against Collaboration Targets and for manufacturing preclinical supplies and supplies for Phase I and Phase II Clinical Trials. Each R&D Plan and Budget is intended to include sufficient resources to expeditiously advance the corresponding Collaboration Target and/or Collaboration Product. All R&D Plans and Budgets will include cost and resource requirements for each Party to complete the activities leading to the Go/No Go Decision Point(s) included therein.

(b) Initial Plans and Budgets. An initial R&D Plan and Budget must be established for each Collaboration Target in order for such Target to be accepted into the Collaboration.

(c) Subsequent Plans and Budgets. Once an R&D Plan and Budget is approved in accordance with the provisions of this Agreement (including without limitation Section 5.1(b)(i)), the research and development activities set forth in such R&D Plan and Budget will be deemed approved through completion of the Go/No Go Decision Point included therein. Not later than [*] after reaching each Go/No Go Decision Point, a subsequent R&D Plan and Budget for any such Collaboration Target and/or Collaboration Product will be established in accordance with Section 3.5(a).

(d) Budget Deviations. An important objective of the Parties is that potential budget deviations be identified as soon as possible to enable review and approval and/or remedial actions to be agreed upon by the Parties. Any cost increase in a calendar year of more than (i) [*] percent ([*]%) for projects with annual budgets less than or equal to [*] dollars ($[*]), or (ii) [*] percent ([*]%) for projects with annual budgets greater than [*] dollars ($[*]) and less than or equal to [*] dollars ($[*]), or (iii) [*] percent ([*]%) for projects with annual budgets greater than [*] dollars ($[*]) from any R&D Plan and Budget (each an “Annual Budget Deviation Threshold”) shall require the approval of the Joint R&D Committee pursuant to Section 5.2(b)(ii) and the Joint Steering Committee pursuant to Section 5.1(b)(i). Upon either Party becoming aware that a cost increase in excess of the Annual Budget Deviation Threshold is reasonably likely or has occurred, such Party shall notify the other Party thereof and the Parties shall promptly convene meetings of the Joint R&D Committee and the Joint Steering Committee, at which the Parties will confer in good faith to determine the cause(s) for the deviation, the appropriate steps to equitably remedy the situation, and the measures to be taken to prevent future such deviations. In the event a cost increase occurs that exceeds the Annual Budget Deviation Threshold, as applicable, based on the criteria above in this Section 3.5(d) with respect to any R&D Plan and Budget without disclosure and discussion between the Parties as set forth in this Section 3.5(d), [*].

(e) Consolidated Annual Plans and Budgets. Although each R&D Plan and Budget will continue in effect until the next Go/No Go Decision Point is reached in the absence of a Material Budget Deviation, a consolidated R&D Plan and Budget for all Collaboration research and development activities will be established annually in a timeframe that coincides with the Parties’ respective internal annual planning and budget processes. Not later than June 30 of each year, each Project Team will submit to the JRDC for review a draft R&D Plan and Budget. Not later than September 30 of each calendar year, the JRDC shall submit its recommendation for the consolidated R&D Plan and Budget to the Joint Steering Committee for approval. Periodically, the JRDC shall review the R&D Plan and Budget for each Collaboration Product to ensure consistency with the consolidated R&D Plan and Budget, and may propose changes thereto; provided, however, that the R&D Plan and Budget in effect for reaching a Go/No Go Decision Point with respect to a particular Collaboration Product shall not be modified, except as approved by the Joint Steering Committee. No later than October 31 of each calendar year, the Joint Steering Committee shall approve the consolidated R&D Plan and Budget as part of the approval of the overall Collaboration plan and budget.

3.6 Project Teams.

(a) In General. A Project Team will be established and comprised of representatives of both Parties to execute each R&D Plan and Budget (a “Project Team”). The

Project Team will endeavor to reach decisions by consensus. If the Project Team is not able to reach consensus on a matter, it will be referred to the JRDC. Each Party will designate a representative to the Project Team who will serve as its primary point of contact. In addition to the primary points of contact, Project Teams will be comprised of appropriate representatives of the relevant functional areas. Composition of each Project Team may vary, depending on the nature of the Project, and will be fluid over time, depending on the phase of research or development.

(b) Responsibilities of the Project Teams. Each Project Team will

(i) carry out its approved project in accordance with the R&D Plan and Budget;

(ii) monitor performance of its approved project against the R&D Plan and Budget;

(iii) be responsible for tactical decisions (i.e., decisions within the scope of the R&D Plan and Budget);

(iv) report in reasonable detail on the status of its approved project to the JRDC at least quarterly; provided that such report shall be provided to the JRDC promptly in the event of (A) any incurred or forecasted budget deviation that exceeds the Annual Budget Deviation Threshold, as applicable, based on the criteria in Section 3.5(d) above with respect to any R&D Plan and Budget; (B) any material change in the timeline included in the R&D Plan and Budget; (C) any material change in project scope or in the assumptions on which the R&D Plan and Budget was based (including, without limitation, material changes in Commercialization assumptions, such as the status of competitive products); and (D) any material technical issues; and in each case such report shall include a proposed plan of action to address such material change or issue; and

(v) draft and propose to the JRDC further plans and budgets (including product strategy) in accordance with Section 3.5(c).

(c) Coordination and Transparency. Each Project Team will meet as needed but no less frequently than once each quarter. The JRDC shall designate a project leader for each Project Team. The project leader will notify the other Party’s representatives of the proposed date, time, location and agenda for meetings, which generally will take place one month in advance of JRDC meetings. In the event that either Party cannot participate in any such meeting due to circumstances beyond the reasonable control of such Party, it shall promptly notify the other Party and shall propose an alternative meeting date within ten business days after the originally scheduled meeting date and an alternative mutually convenient meeting date shall be scheduled. Between meetings the members of the Project Team will communicate directly with one another as needed (in many cases, daily) to ensure that all members of the Project Team are promptly and fully apprised of all matters within the scope of the Project Team’s responsibilities.

3.7 Pre-Clinical and Phase I and Phase II Clinical Supplies.

(a) XOMA shall have the first right to manufacture itself all of the Parties’ requirements for Collaboration Products for pre-clinical development, Phase I Clinical Trials and Phase II Clinical Trials (other than anti-CD40 Antibody Product in 2004) and not subcontract such manufacturing, unless mutually agreed by the Parties. In the event that XOMA is unable or reasonably likely to be unable to manufacture such supplies, Chiron shall have the right to manufacture or otherwise provide such supplies or to have such supplies manufactured by a Third Party, and XOMA shall assist in transferring technology, skills and know-how relating to manufacturing to ensure a smooth and orderly transition of manufacturing capability with respect thereto. For avoidance of ambiguity, XOMA hereby grants Chiron a non-exclusive license under XOMA Background IP and XOMA’s interest in Collaboration IP to manufacture, either itself or through a Third Party, all of the Parties’ requirements for any Collaboration Product XOMA is unable or reasonably likely to be unable to manufacture itself for pre-clinical development, Phase I Clinical Trials and Phase II Clinical Trials (other than anti-CD40 Antibody Product in 2004). The Parties shall mutually establish appropriate procedures to allow forecasting of XOMA’s ability to manufacture in accordance with this Section 3.7(a).

(b) Each R&D Plan and Budget shall include a plan and budget for manufacturing the requisite pre-clinical and clinical supplies of the corresponding Collaboration Product(s). The Party responsible for manufacturing shall draft and propose to the JRDC, for inclusion in R&D Plan and Budgets, appropriate manufacturing plans (including available capacity, resources and similar details) and spending forecasts for the manufacture of supplies of each Collaboration Product for pre-clinical development, and Phase I and Phase II Clinical Trials for such Collaboration Product based on forecasts to be provided by the Project Teams.

(c) All Collaboration Product manufactured by the responsible Party that will be used in clinical trials shall comply with all laws and requirements applicable to the use of such Collaboration Product in Phase I and Phase II Clinical Trials, and shall meet the specifications set forth in the applicable Regulatory Filing.

(d) Promptly following execution of this Agreement, the Parties will enter into a supplemental Pre-Clinical and Clinical Supplies Agreement that will include supply provisions and such other terms and conditions as are reasonably necessary to implement such supply provisions. The Parties agree that XOMA shall prepare the first draft of such agreement to initiate the negotiation process.

3.8 Phase III Clinical Supplies. Sourcing of supplies of Collaboration Products for Phase III Clinical Trials will be planned for by the Joint Steering Committee in accordance with Section 5.1(c), on a Collaboration Product-by-Collaboration Product basis, not later than the initiation of clinical studies of such Collaboration Product.

3.9 Opt-Out.

(a) When Opt-Out Available, Effective. Either Party (the “Opting-Out Party”) may opt out by written notice to the other Party and, subject to the provisions of Section 3.9(g) and any applicable Opt-Out Agreement, terminate its research, development, manufacture and Commercialization relating to a Collaboration Target (an “Opt-Out Target”) and/or a Collaboration Product (an “Opt-Out Product”) otherwise under the oversight of the Joint Steering

Committee, on a Collaboration Target by Collaboration Target and/or Collaboration Product by Collaboration Product basis, as provided herein (i) at any time upon written agreement of the other Party, (ii) at any time effective upon reaching the next Go/No Go Decision Point related to such Collaboration Product or a Collaboration Product relating to such Collaboration Target, as the case may be, or otherwise terminating the relevant R&D Plan and Budget, in each case in process at the time of such notice, or (iii) in the event of a Material Budget Deviation effective upon the earlier of (A) reaching the next Go/No Go Decision Point related to such Collaboration Product or a Collaboration Product relating to such Collaboration Target, as the case may be, or otherwise terminating the relevant R&D Plan and Budget or (B) the sooner of either (I) [*] following such notice or (II) the end of the calendar year in which such notice was given. Notwithstanding the above, in the event that a Party is in, or reasonably expects to be in, Financial Hardship, the Parties, in good faith, will endeavor to agree (which agreement shall not be unreasonably withheld) whether to treat such Financial Hardship in the same manner and with the same consequences as a Material Budget Deviation. For purposes of this Section 3.9(a), the term “Financial Hardship” means a circumstance where continued participation in research, development, manufacture and Commercialization relating to a particular Collaboration Target and/or Collaboration Product would either (x) require a significant curtailment of a Party’s activities with respect to other existing on-going projects or other efforts, or (y) threaten a Party’s ability to meet its financial obligations with respect to other existing on-going projects or other efforts.

(b) Continuing Party. In the event a Party delivers the notice referred to in Section 3.9(a), the other Party (the “Continuing Party”), at its sole option and expense and in its sole discretion, may continue to conduct research, development and Commercialization activities with respect to such Opt-Out Target or Opt-Out Product in the Field and may initiate and conduct research, development, manufacturing and Commercialization activities with respect to such Opt-Out Product or Opt-Out Target outside the Field; provided that such Continuing Party shall, promptly after such written notification from the Opting-Out Party, notify the Opting-Out Party whether it will continue to conduct such research, development, manufacturing and Commercialization activities with respect to such Opt-Out Target or Opt-Out Product. In the event the Continuing Party thereafter abandons an Opt-Out Target or Opt-Out Product (including all out-licensing activities and efforts with respect thereto), it shall notify the Opting-Out Party, whereupon (i) the licenses and other rights, together with the royalty and other obligations, hereunder with respect to such Opt-Out Target or Opt-Out Product shall be of no further force and effect and (ii) either Party may conduct research, development, manufacture and commercialization thereof without the benefits of, or restriction under, this Agreement.

(c) Effect of Opt-Out Notice. Until a Party’s opt-out is effective as provided in Section 3.9(a), the Opting-Out Party shall remain obligated to complete those activities for which it is responsible according to all in process R&D Plans and Budgets related to each subject Opt-Out Target or Opt-Out Product, as the case may be, that had previously been set forth in the relevant R&D Plan and Budget (or, if applicable, the activities for which it is responsible according to any R&D Plan and Budget related thereto revised by the Continuing Party to reflect reduced activities and/or expenditures) up to the next Go/No Go Decision Point, but such obligation is expressly limited to the activities set forth in such R&D Plan and Budget (or, if applicable, the R&D Plan and Budget revised by the Continuing Party to reflect reduced activities and/or expenditures).

(d) Effect of Opt-Out. Upon effectiveness of a decision to opt out as provided in Section 3.9(a), each Opt-Out Target in which the Opting-Out Party has opted out with respect to such Opt-Out Target shall cease to be a Collaboration Target, and each Opt-Out Product in which the Opting-Out Party has opted out with respect to such Opt-Out Product shall cease to be a Collaboration Product. The Opting-Out Party shall have no further rights to or interest in or obligations with respect to any Opt-Out Target or any Opt-Out Product, other than the right to receive the royalties set forth in this Section 3.9 or Section 6.2(b), as applicable. The Opting-Out Party shall not be responsible for any activities set forth in an R&D Plan and Budget initiated after the effective date of such Party’s opt-out. In addition,

(i) until a Party’s opt-out is effective as provided in Section 3.9(a), the Opting-Out Party shall be responsible for its share of all costs and expenses actually incurred to achieve, and shall receive its share of profits, if any, actually earned prior to, the next Go/No Go Decision Point as set forth in the R&D Plan and Budget then in effect. Upon opting out, the Opting-Out Party shall use commercially reasonable efforts to transfer to the Continuing Party the Opting-Out Party’s responsibilities under such R&D Plan and Budget. In the event that such transition continues after the effective date of such opt-out, the Opting-Out Party shall be reimbursed by the Continuing Party for its expenses incurred after the effective date of such opt-out in achieving such Go/No Go Decision Point at its cost. The Parties agree that the calculation of such expenses shall be made in the same manner as if this Agreement otherwise still applied thereto;

(ii) if a Party opts out of an Opt-Out Target, such Party will be deemed to have also opted out with respect to any future Antibody Products or related activities with respect to such Opt-Out Target but will not be deemed to have opted out with respect to any then existing Collaboration Products or related activities with respect to such Opt-Out Target unless the Opting-Out Party expressly opts out of such existing Collaboration Product(s) in accordance with clause (iii) below;

(iii) if a Party opts out of an Opt-Out Product, such Party will be deemed to have also opted out with respect to the Collaboration Target corresponding to such Opt-Out Product (which shall consequently become an Opt-Out Target) and any then existing Collaboration Products, Antibody Products or related activities with respect to such Opt-Out Target that are at an earlier stage of development than the Opt-Out Product and any future Antibody Products or related activities with respect to such Opt-Out Target, but will not be deemed to have opted out with respect to any then existing Collaboration Product with respect to such Opt-Out Target that is at a later stage of development than the Opt-Out Product; and

(iv) in recognition of the multi-Target, multi-product nature of the Collaboration, the Parties agree to include, from time to time in their discretion to be exercised in good faith, in discussions between the Parties relating to the development and/or Commercialization of Collaboration Targets and/or Collaboration Products, relevant information regarding Opt-Out Targets and/or Opt-Out Products.

(e) Royalties in the Event of Opt-Out.

(i) Opt-Out by XOMA. In the event that XOMA is the Opting-Out Party, Chiron will pay to XOMA a royalty on Net Sales of any Opt-Out Product or any Antibody Product corresponding to an Opt-Out Target as follows:

Point at Which Opt-Out Occurs	Royalty
After the start of IND-Enabling Studies but before the start of Phase I Clinical Trials	[	*]%
After the start of Phase I Clinical Trials but before the start of Phase II Clinical Trials	[	*]%
After the start of Phase II Clinical Trials but before the start of Phase III Clinical Trials	[	*]%
After the start of Phase III Clinical Trials but before Regulatory Approval of a BLA	[	*]%

Notwithstanding the foregoing, in the event Chiron uses a license to the Bacterial Cell Expression Technology to manufacture a Human Engineered™ Opt-Out Product, the applicable royalty on such Opt-Out Product shall not be less than [*]%. In addition, in the event XOMA is the Opting-Out Party, Chiron will be responsible for and shall pay any fees, royalties or other amounts due and payable pursuant to any applicable XOMA Opt-Out IP and any agreement with a Third Party entered into in accordance with Section 12.6 in respect of such Opt-Out Product or Antibody Product corresponding to an Opt-Out Target.

(ii) Opt-Out by Chiron. In the event that Chiron is the Opting-Out Party, XOMA will pay to Chiron a royalty on Net Sales of any Opt-Out Product or any Antibody Product corresponding to an Opt-Out Target as follows:

Point at Which Opt-Out Occurs	Royalty Percentage
After the start of IND-Enabling Studies but before the start of Phase I Clinical Trials	[	*]%
After the start of Phase I Clinical Trials but before the start of Phase II Clinical Trials	[	*]%
After the start of Phase II Clinical Trials but before the start of Phase III Clinical Trials	[	*]%
After the start of Phase III Clinical Trials but before Regulatory Approval of a BLA	[	*]%

In addition, in the event Chiron is the Opting-Out Party, XOMA will be responsible for and shall pay any fees, royalties or other amounts due and payable pursuant to any applicable Chiron Opt-Out IP and any agreement with a Third Party entered into in accordance with Section 12.6 in respect of such Opt-Out Product or Antibody Product corresponding to an Opt-Out Target.

(f) Certain Covenants in the Event of Opt-Out.

(i) Upon an opt-out by a Party, the Opting-Out Party shall immediately, at its own cost and expense, assign and transfer to the Continuing Party the entire right, title and interest held by the Opting-Out Party, to and under, any and all Regulatory Filings relating solely to the Collaboration Product and provide to the Continuing Party access to any and all other

Regulatory Filings relating to the Collaboration Product, in each case obtained from the Opt-Out Target, including without limitation any and all Regulatory Approvals. The Continuing Party shall have the right to file for all Regulatory Approvals with respect to its Opt-Out Products in its own name.

(ii) The Opting-Out Party, at the Opting-Out Party’s cost and expense, shall provide to the Continuing Party, or the Continuing Party’s designee, if applicable, all commercially reasonable assistance requested by the Continuing Party to utilize information contained in Regulatory Filings relating to the Collaboration Product obtained from the Opt-Out Target assigned and transferred pursuant to Section 3.9(f)(i), and to otherwise effect the intent of the Parties to enable the Continuing Party to continue research, development and Commercialization activities with respect thereto. For the avoidance of doubt, nothing herein is intended to give an Opting-Out Party any right to opt back in to an Opt-Out Target or Opt-Out Product.

(iii) In the event that the Opting-Out Party with respect to a Collaboration Product is responsible (pursuant to an R&D Plan and Budget, or a plan and budget for Commercialization, then in effect) for manufacturing of such Collaboration Product on the effective date of the notice referred to in Section 3.9(a), such Opting-Out Party will contract manufacture such product at cost for the Continuing Party until such time as the Continuing Party is able to establish alternative manufacturing but in no event for more than [*] beyond the effective date of the Opting-Out Party’s opt-out. During such [*] period, the Opting-Out Party will provide reasonable assistance to the Continuing Party or to any third party manufacturer as the Continuing Party may designate in its sole discretion to transfer all requisite technology, skills and know-how relating to manufacturing to the Continuing Party and/or such third party manufacturer to ensure a smooth and orderly transition of manufacturing capability at the Continuing Party’s expense.

(g) Third Party Technologies.

(i) Simultaneously with the delivery by XOMA of written notice of an opt-out with respect to a Collaboration Product or a Collaboration Target in accordance with Section 3.9(a), XOMA shall (A) identify to Chiron in writing each and every technology actually used to generate and/or optimize such Collaboration Product, or the Antibody Product(s) corresponding to such Collaboration Target, which is the subject of such opt-out notice, and (B) provide to Chiron a copy of each Third Party Technology Agreement that covers such technology or technologies, unless a copy of such agreement has been provided previously. In the event any Third Party Agreements cover such technology or technologies, the provisions of Schedule 3.9(g) shall apply.

(ii) The Parties acknowledge that circumstances may exist where a Target proposed by Chiron, or Antibody Product(s) corresponding to such Target, or a technology or technologies used by Chiron in connection with a Target or Antibody Product(s), may be the subject of an agreement between Chiron and a Third Party, and that it may be appropriate for XOMA to have rights similar to those of Chiron pursuant to this Section 3.9(g) and Schedule 3.9(g). In the event that Chiron delivers written notice of an opt-out with respect to a Collaboration Product or a Collaboration Target, the provisions of this Section 3.9(g) and Schedule 3.9(g) shall apply, mutatis mutandis, as if the agreements referred to in the preceding sentence were

Third Party Technology Agreements and Chiron, and not XOMA, was a party to such agreement.

3.10 Applications Outside the Field. Neither Party shall have the right to conduct any research or development activities with respect to any Antibody Product generated against a Collaboration Target, including any Collaboration Product, outside the Field without the prior written consent of the other Party.

3.11 Research and Development Records. Each Party shall maintain written or electronic records of work conducted pursuant to its efforts under Collaboration research and development activities, and information generated in connection with such efforts, in sufficient detail and in a manner appropriate for regulatory and patent purposes. Each Party shall maintain such records and the information of the other Party contained therein in strict confidence in accordance with Article XI. As soon as practicable after the Date of this Agreement, the Parties shall agree upon document standards, templates for reports, a shared electronic document management system, and the manner for transfer of documents.

3.12 Specific Use Capital Equipment. In the event any specific use capital equipment purchased by either Party for use in the Collaboration, the cost of which was properly included in Research and Development Costs, ceases to be used in the Collaboration:

(a) whichever Party operated such equipment can purchase it at its then-current book value by paying the other Party such other Party’s pro rata share of the then-current book value based on a useful life in accordance with GAAP. Chiron’s share of book value payable to XOMA would be thirty percent (30%) of the then-current book value and XOMA’s share of book value payable to Chiron would be seventy percent (70%) of the then-current book value;

(b) if the operating Party does not want to so purchase such equipment, the other Party can purchase it at the then-current book value by paying the operating Party such operating Party’s pro rata share of the then-current book value based on a useful life in accordance with GAAP. Chiron’s share of book value payable to XOMA would be thirty percent (30%) of the then-current book value and XOMA’s share of book value payable to Chiron would be seventy percent (70%) of the then-current book value; and

(c) if such equipment is sold to a Third Party, the Parties will share the proceeds seventy percent (70%) for Chiron and thirty percent (30%) for XOMA.

ARTICLE IV

COMMERCIALIZATION

4.1 In General. Chiron shall be responsible for Commercialization of all Collaboration Products, subject to XOMA’s right to employ a portion of the sales force in the United States as described in Section 4.2 and to the transparency provisions described in Section 2.4. Chiron shall use Commercially Reasonable and Diligent Efforts to Commercialize Collaboration Products.

4.2 XOMA Right to Employ Portion of Sales Force.

(a) In General. In the event that Chiron determines at any time that additional sales representatives are required over and above its then-current sales force in order to implement the plan and budget for Commercialization of a Collaboration Product approved in accordance with Section 4.3, XOMA shall be entitled (but shall not be required) to employ a portion of the sales force in the United States to detail such Collaboration Product, not to exceed [*]% of the aggregate promotional effort (as measured by the aggregate number of Details) on such Collaboration Product on a Collaboration Product-by-Collaboration Product basis; provided that, in connection with any expansion of the sales force relating to any Collaboration Product, XOMA shall be entitled to employ up to all of the additional sales representatives being added each time such additional sales representatives are added until XOMA has sufficient sales representatives to provide [*]% of such Details, and thereafter to employ its pro rata share of any additional sales representatives or further increases in the sales force. Such XOMA sales representatives shall be XOMA employees but shall operate under Chiron’s overall supervision and control with respect to such Collaboration Products, and the expenses associated therewith shall be part of the calculation of Pre-Tax Profits under Section 6.2(a). As soon as practicable after XOMA exercises its rights under this Section 4.2(a) with respect to a Collaboration Product, the Joint Commercialization Team shall include within the plan and budget for Commercialization of such Collaboration Product an allocation of responsibilities as between the Chiron and XOMA sales forces.

(b) Charge to the Collaboration. In the event that XOMA exercises its right to employ a portion of the sales force in the United States to detail Collaboration Products, the associated expense charged to the Collaboration by XOMA shall not exceed Chiron’s per head expense on a geographic basis; provided that the expense charged to the Collaboration shall be fairly allocated to reflect the level of effort. Consistent with the foregoing, the Parties agree to decide in good faith upon the specific procedure for making the calculation of such expense at an appropriate time after the Date of this Agreement and prior to the first commercial sale of the first Collaboration Product to be so sold. XOMA shall prepare and furnish to Chiron within [*] after the end of each calendar month a written report showing in specific detail such Commercialization Costs.

(c) Geographic Limitation. For the avoidance of doubt: XOMA’s right to employ a portion of the sales force to detail Collaboration Products is limited to the United States. XOMA shall not have any right to detail Collaboration Products outside the United States. For the further avoidance of doubt, Chiron is responsible for commercialization of Collaboration Products globally.

4.3 Joint Commercialization Team.

(a) General. No later than initiation of Phase III Clinical Trials for any Collaboration Product, the Parties will establish a Joint Commercialization Team with representation from all appropriate functions within Chiron, and with such representation from XOMA as XOMA may elect (up to equal representation). The Joint Commercialization Team will serve as a forum for sharing of information and discussing Chiron’s commercialization activities hereunder. For the avoidance of doubt, Chiron, and not the Joint Commercialization Team, is responsible for commercialization of Collaboration Products.

(b) Commercialization Strategy, Plans and Budgets. Promptly upon Chiron having prepared its plan and budget for Commercialization of a Collaboration Product, it will provide such plan and budget to the Joint Commercialization Team. Each year, Chiron will prepare a draft annual plan and budget for Commercialization, a long range financial plan and a draft updated Life Cycle Management plan, for each Collaboration Product being commercialized or for which a plan and budget for Commercialization has been prepared. No later than June 30 of each year, Chiron will present such draft plans and budgets for discussion in the Joint Commercialization Team.

(c) Decisions. The Joint Commercialization Team will endeavor to reach consensus on plans and budgets for Commercialization of Collaboration Products. If the Joint Commercialization Team is not able to reach consensus on any such plan(s) and budget(s), Chiron will present such draft plan(s) and budget(s) for discussion in the Joint Steering Committee, and will consider all comments and suggestions in preparation of a final plan and budget for Commercialization of each such Collaboration Product. For purposes of clarification, Chiron, with appropriate regard for XOMA’s rights pursuant to Section 4.2, shall cast the deciding vote with respect to the plan and budget for Commercialization of each and every Collaboration Product.

(d) Reporting and Updates. Chiron will report on each of the following, as applicable, at each quarterly meeting of the Joint Commercialization Team: (i) actual sales of Collaboration Products, (ii) quarterly forecasts for the quarter following such month, and (iii) such other matters as reasonably necessary to keep XOMA informed of substantive developments with respect to commercialization.

(e) Meetings and Coordination. The Joint Commercialization Team will be chaired by a representative from Chiron (the “Chiron Commercial Chair”). XOMA will designate one of its representatives to the Joint Commercialization Team as its lead representative (the “XOMA Commercial Lead”). The Joint Commercialization Team will meet as needed but no less frequently than once each quarter. The meeting location will be Chiron’s marketing headquarters, unless the Chiron Commercial Chair and the XOMA Commercial Lead otherwise agree in writing. The Chiron Commercial Chair will notify the XOMA Commercial Lead of the proposed date, time, and agenda for meetings. In the event that either Party cannot participate in any such meeting due to circumstances beyond the reasonable control of such Party, it shall promptly notify the other Party and shall propose an alternative meeting date within ten business days of the originally scheduled meeting date and an alternative mutually convenient date shall be scheduled. Between meetings, the Chiron Commercial Chair and the XOMA Commercial Lead will communicate directly with one another as needed to ensure that XOMA is promptly and fully apprised of all substantive matters relating to the commercialization of Collaboration Products by Chiron.

4.4 Top Line Sales. The Parties intend that Chiron recognize top-line sales for all Collaboration Products. It is understood that, in order for Chiron to recognize such top-line sales under GAAP, certain criteria must be satisfied. Such criteria include, without limitation, the following:

(a) Chiron is the obligor to the customer and retains inventory title before customer’s order is placed and upon any customer return; and

(b) Chiron controls daily sales and marketing activities, sales and marketing strategies and plans, the establishment of product price, and any discounts, samples or product trials.

XOMA expressly acknowledges Chiron’s control over each of the foregoing, and such other criteria as may be necessary for Chiron to recognize top-line sales for all Collaboration Products. From time to time, XOMA shall enter into such further agreements with Chiron as may be reasonably necessary to establish that Chiron meets the requirements for recognizing top-line sales of Collaboration Products.

ARTICLE V

MANAGEMENT OF THE COLLABORATION

5.1 Joint Steering Committee.

(a) In General. The Parties will establish a Joint Steering Committee to oversee all Collaboration activities. The Joint Steering Committee shall be composed of three senior representatives from each Party, and shall be chaired by a senior Chiron representative. The Joint Steering Committee shall meet at least semi-annually, and more frequently as the Parties may agree.

(b) Responsibilities. The Joint Steering Committee will

(i) set priorities for the Collaboration by reviewing and approving on a portfolio basis with reference to all Collaboration projects, all R&D Plans and Budgets, proposed material modifications thereto (including product strategy) and all cost increases that exceed the Annual Budget Deviation Threshold, as applicable, based on the criteria in Section 3.5(d) with respect thereto for all research and development activities (including, without limitation, process development and clinical supplies); provided, however, that to the extent any such proposed material modification is not approved, the then-existing R&D Plan and Budget shall govern; and provided, further, that upon approval of an R&D Plan and Budget pursuant to this Section 5.1(b)(i), such plan and budget will be designated by the Joint Steering Committee as “approved” for purposes of this Agreement;

(ii) discuss but not determine, on a portfolio basis with reference to all other Collaboration projects, the plans and budgets for Commercialization of Collaboration Products described in Section 4.3(b) within thirty (30) days of each submission;

(iii) approve or reject product pipeline entry and exit decisions recommended by the JRDC (including for example, product phase shifts, changes in target indications, development “go/no-go” decisions);

(iv) determine the appropriate course of action in the event of notices of alleged infringement as described in Section 12.5 and the desirability of Third Party IP as described in Section 12.6; and

(v) discuss but not determine other material non-commercial matters relating to the activities of the Parties under this Agreement.

(c) Decisions: In General. The Joint Steering Committee will endeavor to reach consensus on all matters within the scope of its responsibilities including those as set forth in Section 5.1(b) and Section 4.3(b). If the Joint Steering Committee is not able to reach consensus on any such matter within [*] of the first presentation of such matter to the Joint Steering Committee, it will be referred to business heads of the respective Parties for resolution. The business heads shall meet in person within [*] of such referral and attempt to resolve any differences in good faith. If the business heads are not able to reach agreement within [*] of the first such in person meeting, Chiron will have the right to cast the deciding vote except as expressly set forth in Section 5.1(d) below. Notwithstanding anything to the contrary herein and for the avoidance of doubt, if the JRDC, Joint Commercialization Team, any Project Team or the Joint Patent Committee, as the case may be, is unable to reach consensus on any matter, such matter shall be referred to the Joint Steering Committee for resolution in accordance with this Section 5.1(c) or Section 5.1(d), as applicable; provided, however, matters within the responsibility of the Project Teams and Joint Patent Committee shall first be referred to the JRDC for resolution and then to the Joint Steering Committee for resolution pursuant to this Section 5.1(c), if necessary.

(d) Decisions: [*].

(i) In the event the Joint Steering Committee and business heads of Chiron and XOMA are not able to reach consensus with respect to [*], the dispute related to such [*] shall be resolved by binding baseball-style arbitration in accordance with the procedures set forth in Schedule 5.1(d)(i) hereto. For clarification, this Section 5.1(d)(i) shall not apply with respect to [*].

(ii) Notwithstanding Section 5.1(d)(i), arbitration may not be invoked (and Chiron will have the right to cast the deciding vote) in the event that [*].

5.2 Joint Research and Development Committee.

(a) In General. The Parties will establish a Joint Research and Development Committee to oversee all research and development activities of the Collaboration. The JRDC will be composed of representatives from each Party with experience in research, development and manufacture of human pharmaceutical products. The JRDC shall have no more than ten members in total. The JRDC will meet at least quarterly, and more frequently as the Parties may agree.

(b) Responsibilities. The JRDC will

(i) review, on a portfolio basis with reference to all Collaboration projects, and recommend to the Joint Steering Committee for approval all research and development plans and budgets (including all product strategy and spending) and proposed material modifications thereto for all research and development activities (including without limitation process development and clinical supplies);

(ii) review all research and development budget forecasts and variances on a quarterly basis and recommend to the Joint Steering Committee for review all cost increases that exceed the Annual Budget Deviation Threshold, as applicable, based on the criteria in Section 3.5(d) with respect to any R&D Plan and Budget;

(iii) allocate resources, on a portfolio basis, for all R&D Plans and Budgets;

(iv) guide and monitor Joint Project Teams performance against Go/No Go Decision Points within the R&D Plans and Budgets;

(v) review and discuss all Potential Targets on a regular basis, but no less often than once per quarter, and facilitate their entry into the Collaboration, as appropriate; provided that the JRDC may delegate these responsibilities to other agreed upon representatives of the Parties;

(vi) review and decide matters raised by the Project Teams; and

(vii) discuss and consider all other material research and development matters relating to the activities of the Parties under this Agreement.

(c) Decisions. The JRDC will endeavor to reach consensus on all matters within the scope of its responsibilities. If the JRDC is not able to reach consensus on any such matter, it will be referred to the Joint Steering Committee for resolution in accordance with the procedure described in Sections 5.1(c) and 5.1(d), as applicable.

5.3 Joint Patent Committee. The Parties will establish a Joint Patent Committee to coordinate all matters relating to the Patent Rights and Know-How relevant to this Agreement and to oversee and direct the prosecution of any Collaboration Patent Rights and the preparation and filing of patent applications claiming any Collaboration Inventions. The Joint Patent Committee shall be comprised of one (1) senior patent attorney from each Party as appointed by such Party. A Party may replace its representative from time to time upon written notice to the other Party. The Joint Patent Committee shall exist until the termination of this Agreement. The Joint Patent Committee will endeavor to reach consensus on all matters within the scope of its responsibilities. If the Joint Patent Committee is not able to reach consensus on any such matter, it will be referred to the Joint Steering Committee for resolution in accordance with the procedures described in Section 5.1(c).

ARTICLE VI

FINANCIAL PROVISIONS

6.1 Initial Payment. XOMA hereby acknowledges receipt from Chiron of the sum of $10,000,000.

6.2 Profit and Cost Sharing.

(a) Share. The Parties shall share all Pre-Tax Profits from Collaboration Products and otherwise arising from the Collaboration (e.g., license fees from Third Parties, upfront and other fees from marketing partners, etc.) so that Chiron will receive seventy percent (70%) of such Pre-Tax Profits, and XOMA will receive thirty percent (30%) of such Pre-Tax Profits. Within ten (10) days after the end of each calendar month during which research and development activities are ongoing, each Party shall prepare and furnish to the other Party a written report showing in specific detail the costs actually incurred by such Party for research and development activities during such month. Within ten (10) days after the end of each calendar month during which Commercialization activities are ongoing, Chiron shall prepare and furnish to XOMA a written report showing in specific detail Net Sales for Collaboration Products, Collaboration Cost of Goods Sold, Collaboration Gross Margin, and Commercialization costs recognized by Chiron for Commercialization activities during such month. Within [*] days after the end of each calendar quarter, the Parties shall determine, based on such written reports and such other necessary information, any amounts payable and execute the necessary cash settlement payments so that Chiron recognizes seventy percent (70%) and XOMA recognizes thirty percent (30%) of the total Pre-Tax Profits recognized.

(b) Conversion from Profit Sharing to Royalties. Notwithstanding anything in Section 6.2(a) above, on a country-by-country and Collaboration Product-by-Collaboration Product basis at any time upon [*] prior written notice, either Party may irrevocably convert its right to share profits and losses (including Third Party payments) in Commercialization of any Collaboration Product after obtaining Regulatory Approval for such Collaboration Product to a right to receive a royalty on Net Sales of such Collaboration Product in each such country. In the event that Chiron exercises its right under this Section 6.2(b) with respect to a Collaboration Product in any country, it will receive a royalty equal to [*]% of Net Sales of such Collaboration Product in such country and, in the event that XOMA exercises its right under this Section 6.2(b) with respect to a Collaboration Product in any country, it will receive a royalty equal to [*]% of Net Sales of such Collaboration Product in such country. Such a conversion of the sharing of profits and losses to the receipt of a royalty shall not be effective prior to the later of (i) obtaining the first Regulatory Approval for such Collaboration Product or (ii) [*] after receipt of the notice by the Party not exercising its right under this Section 6.2(b) (or such later date as stated in such notice). For purposes of clarification, a Party shall continue to bear its share of (A) all Research and Development Costs with respect to such Collaboration Product until the effective date of conversion from a sharing of profits and losses to the receipt of a royalty under this Section 6.2(b) and (B) all Commercialization Costs including, if applicable, pre-launch ramp-up costs for such [*] notice period.

6.3 Pre-Tax Profit Adjustment. Following the first commercial sale of a Collaboration Product, and until the XOMA Profit Share Differential reaches the Maximum Profit Share Differential (as defined below), XOMA’s share of positive Pre-Tax Profits shall be [*] percent ([*]%) and not the thirty percent (30%) provided for in Section 6.2(a). “Maximum Profit Share Differential” shall mean thirteen million three hundred thirty thousand dollars ($13,330,000), as reduced by the amounts set forth below upon first achievement of any of the particular events set forth below corresponding to each such particular amount:

Event	Amount of Reduction
1. File an IND on a Collaboration Product within 18 months after a decision by the Joint Steering Committee designating such Collaboration Product to be a development candidate (i.e., authorizing IND-Enabling Studies)	$1,670,000

2. Produce a GMP lot of a Collaboration Product within 15 months after initiating process development	$1,660,000

3. Chiron exercises its option to extend the Exclusivity Period to 5 years pursuant to Section 3.2(b)	$5,000,000

The reduction in Maximum Profit Share Differential may be applied no more than once for each event. In the event that each and every such particular event has occurred, the Maximum Profit Share Differential shall equal five million dollars ($5,000,000). The Parties acknowledge that the second such event set forth in the Initial Agreement relating to the Human Engineering™ of an [*] Antibody Product was achieved prior to the Date of this Agreement, thereby reducing the profit-share adjustment originally set forth therein of fifteen million dollars ($15,000,000) by one million six hundred seventy thousand dollars ($1,670,000).

6.4 Line of Credit. Simultaneously with the execution of this Agreement, the Parties shall enter into a separate Secured Note Agreement in the form attached hereto as Schedule 6.4. For the avoidance of doubt, the line of credit referred to in this Section 6.4, together with the payments from Chiron to XOMA pursuant to Section 6.1, will be the only funds that Chiron will be required to provide to XOMA to fund XOMA’s share of Collaboration activities. If, following XOMA’s use of the funds available under such line of credit, XOMA does not have sufficient financial resources to cover its share of Collaboration activities, it will opt out of a sufficient number of Collaboration Targets and/or Collaboration Products in accordance with Section 3.9 in order that its resources are sufficient to cover its share of costs and expenses associated with the Collaboration Targets and/or Collaboration Products remaining in the Collaboration.

6.5 Additional Fees.

[*]

ARTICLE VII

RECORDS, RECORD KEEPING AND PAYMENT TERMS

7.1 Payment Records; Audits.

(a) Records. Each Party agrees to keep and to require its Affiliates to keep, clear, accurate and complete records in accordance with GAAP for a period of at least [*] in sufficient detail to enable costs and expenses, profits and losses, and profit and loss sharing relating to amounts payable or creditable under this Agreement to be determined.

(b) Request. Upon the written request of a Party (the “Requesting Party”) and not more than once each calendar year, the other Party (the “Responding Party”) shall permit an independent certified public accounting firm of recognized standing, selected by the Requesting Party and reasonably acceptable to the Responding Party, at the Requesting Party’s expense, to have access during normal business hours to the records of the Responding Party as may be reasonably necessary to verify the accuracy of the financial reports and calculations made under this Agreement for any calendar quarter ending not more than [*] prior to the date of such request. The accounting firm shall disclose to both Parties whether the reports and calculations are correct or not, and shall disclose to both Parties the specific details concerning any discrepancies. All information disclosed to such independent accountant, and any verbal or written disclosure by such independent accountant to the Parties, shall be deemed to be Confidential Information.

(c) Discrepancy. If any error in favor of either Party is discovered in the course of inspection under this Section 7.1, the other Party, within [*] after the accounting firm’s disclosure of its findings, shall pay the first Party the amount (plus interest, if applicable) that the first Party would have received in the absence of such error. Inspections conducted under this Section 7.1 shall be at the expense of the inspecting Party, unless a variation or error in favor of the inspected Party exceeding [*] percent ([*]%) of the amount actually paid for the period covered by the inspection is established in the course of such inspection, whereupon all costs relating to the inspection for such period will be paid by the inspected Party within [*] after the accounting firm’s disclosure of its findings.

7.2 Payment Method.

(a) All payments hereunder shall be in United States dollars in immediately available funds and shall be made by wire transfer from a United States bank located in the United States to such bank account as designated from time to time by the Party receiving such payment to the Party making such payment.

(b) Any determination(s) hereunder requiring the conversion of currency shall be made by the Party responsible for such determination(s) in the same manner such Party uses in connection with the preparation of its audited externally published financial statements (or those of its parent company), consistent with GAAP.

7.3 Withholding Taxes. If the laws, rules or regulations require withholding of income taxes or other taxes or other duties imposed on payments made between the Parties,

the Party making a payment under the terms of this Agreement shall make such withholding payments as required and subtract such withholding payments from the payments otherwise to be paid, and shall promptly submit appropriate proof of payment of the withholding taxes to the Party receiving payment. The paying Party shall provide reasonable cooperation to the receiving Party in the event that the receiving Party claims exemption from (or reduction in the rate of) such withholding, including but not limited to, by providing to the receiving Party copies of receipts of payment of such withheld tax or other documents reasonably available to the paying Party.

7.4 Interest on Payments Past Due. Any failure by a Party to make a payment within [*] after the date when due shall obligate such Party to pay interest to the receiving Party at a rate equal to the lesser of: (a) [*] as published in The Wall Street Journal on the date the payment is due or (b) the maximum rate permitted by applicable law (the “Interest Rate”). The Interest Rate shall be calculated from the date payment was due until actually received by the receiving party (the “Interest Period”) based on actual number of days lapsed and a 360-day year. If the Interest Period extends beyond [*], the Interest Rate will be recalculated using [*], as described above, until the payment is received. Interest shall be compounded daily in arrears and shall be due and payable on the tender of the underlying principal amount.

ARTICLE VIII

LICENSES AND RIGHTS

8.1 Collaboration Product Licenses.

(a) Subject to the terms of this Agreement, XOMA hereby grants to Chiron and its Affiliates:

(i) A worldwide, co-exclusive license (or as applicable sublicense) with XOMA, with the right to sublicense at multiple levels, under XOMA Background IP and XOMA’s interest in Collaboration IP to make and use Collaboration Targets and Collaboration Products solely for purposes of research and development in the Field, in accordance with R&D Plans and Budgets. As used in this Section 8.1(a)(i), the term “co-exclusive” shall mean that XOMA reserves the right to engage in the activities licensed pursuant to this Section 8.1(a)(i) under the licensed intellectual property itself or through its Affiliate(s) solely in accordance with R&D Plans and Budgets and further reserves the right to grant a similar license as the one granted to Chiron pursuant to this Section 8.1(a)(i) to one or more Third Parties in accordance with R&D Plans and Budgets.

(ii) A worldwide, exclusive license (or as applicable sublicense), with the right to sublicense at multiple levels, under XOMA Background IP and XOMA’s interest in Collaboration IP to make, use, sell, offer for sale and import Collaboration Products solely for purposes of Commercialization in the Field. Notwithstanding anything to the contrary, such exclusive license is and shall be subject to XOMA’s right to Detail such Collaboration Products pursuant to and in accordance with Section 4.2 and to any right XOMA may have to manufacture Collaboration Products for use in clinical development following Phase II Clinical Trials in accordance with R&D Plans and Budgets or to manufacture Collaboration Products as provided in plans and budgets for Commercialization of such Collaboration Products as approved in accordance with Section 4.3(b).

(iii) A worldwide, co-exclusive license, with the right to sublicense at multiple levels, under the Human Engineering™ Technology (or any portion thereof) for use with respect to any Collaboration Product in the Field in accordance with an R&D Plan and Budget and/or Commercialization activities hereunder, at no incremental cost to Chiron, and to otherwise make, use, sell, offer for sale and import Collaboration Products in the Field. Such license is subject to any agreements between Affiliates of XOMA, on the one hand, and any Third Parties, on the other hand, entered into prior to the Effective Date and includes all intellectual property rights under the Human Engineering™ Technology directed to the particular Collaboration Product or Collaboration Products that are subject to the license but not the right to practice the methods of the Human Engineering™ Technology (or any portion thereof) more generally. As used in this Section 8.1(a)(iii), the term “co-exclusive” shall mean that XOMA reserves the right to engage in the activities licensed pursuant to this Section 8.1(a)(iii) under the licensed intellectual property itself or through its Affiliate(s) and, after the Exclusivity Period, with Third Parties, solely in accordance with R&D Plans and Budgets but does not reserve the right during the Exclusivity Period to grant a similar license to the one granted to Chiron pursuant to this Section 8.1(a)(iii) to one or more Third Parties.

(iv) A worldwide, non-exclusive license to Chiron under the Bacterial Cell Expression Technology (or any portion thereof) for use with respect to any Collaboration Target or Collaboration Product in the Field in accordance with an R&D Plan and Budget and/or Commercialization activities hereunder, at no incremental cost to Chiron. Such license shall (A) be assignable and sublicensable in connection with the sale or out-license of such Collaboration Product and any Antibody Products directed against such Collaboration Target, (B) be subject to any agreements between Affiliates of XOMA, on the one hand, and any Third Parties, on the other hand, entered into prior to the Date of this Agreement, and (C) include only the right to use the Bacterial Cell Expression Technology (or relevant portions thereof) with respect to the particular Collaboration Product or Collaboration Products that are subject to the license and not the right to practice the methods of the Bacterial Cell Expression Technology (or any portion thereof) more generally.

(b) Subject to the terms of this Agreement, Chiron hereby grants to XOMA and its Affiliates:

(i) A worldwide, co-exclusive license (or as applicable sublicense) with Chiron, with the right to sublicense at multiple levels, under Chiron Background IP and Chiron’s interest in Collaboration IP to make and use Collaboration Targets and Collaboration Products solely for purposes of research and development, in accordance with R&D Plans and Budgets. As used in this Section 8.1(b)(i), the term “co-exclusive” shall mean that Chiron reserves the right to engage in the activities licensed pursuant this Section 8.1(b)(i) under the licensed intellectual property itself or through its Affiliate(s) solely in accordance with R&D Plans and Budgets and further reserves the right to grant a similar license as the one granted to XOMA pursuant to this Section 8.1(b)(i) to one or more Third Parties in accordance with R&D Plans and Budgets.

(ii) A worldwide, exclusive license, without the right to sublicense, under Chiron Background IP and Chiron’s interest in Collaboration IP to make and have made Collaboration Products for use in pre-clinical development and in Phase I Clinical Trials and Phase II Clinical Trials in accordance with Section 3.7 and R&D Plans and Budgets. Notwithstanding the foregoing, such exclusive license is and shall be subject to Chiron’s right to manufacture or otherwise provide supplies pursuant to Section 3.7(a).

(iii) A worldwide, non-exclusive license under Chiron Background IP and Chiron’s interest in Collaboration IP to make or have made Collaboration Products in accordance with R&D Plans and Budgets for use in clinical development following Phase II Clinical Trials and Commercialization as provided in plans and budgets for Commercialization as approved in accordance with Section 4.3(b).

(iv) A non-exclusive license, without the right to sublicense, under Chiron Background IP and Chiron’s interest in Collaboration IP for the sole purpose of Detailing Collaboration Products in the United States, pursuant to XOMA’s rights under Section 4.2.

8.2 Opt-Out Product Licenses.

(a) Subject to the terms of this Agreement, effective upon a Collaboration Target or Collaboration Product becoming an Opt-Out Target or Opt-Out Product, as the case may be, as a result of XOMA’s exercise of its rights under Section 3.9 following notification by XOMA to Chiron in accordance with Section 3.9(a), XOMA hereby grants to Chiron and its Affiliates:

(i) An exclusive license (or as applicable sublicense), with the right to sublicense at multiple levels, under XOMA Opt-Out IP to make, use, sell, offer for sale and import any and all Antibody Products with respect to such Opt-Out Target or such Opt-Out Product, as the case may be, in the Field.

(ii) An exclusive license (or as applicable sublicense), with the right to sublicense at multiple levels, under the Human Engineering™ Technology (or any portion thereof) for use with respect to any Antibody Products with respect to such Opt-Out Target or such Opt-Out Product, as the case may be, in the Field. Such license shall (A) be subject to any agreements between XOMA and its Affiliates, on the one hand, and any Third Parties, on the other hand, entered into prior to the Date of this Agreement; and (B) include all intellectual property rights under the Human Engineering™ Technology (or any portion thereof) directed to the particular Antibody Products with respect to such Opt-Out Target or such Opt-Out Product, as the case may be, that are subject to the license but not the right to practice the methods of the Human Engineering™ Technology (or any portion thereof) more generally.

(iii) A non-exclusive license under the Bacterial Cell Expression Technology (or any portion thereof) for use with respect to any Antibody Products with respect to such Opt-Out Target or such Opt-Out Product, as the case may be, in the Field. Each such license shall (A) be [*] in connection with the sale or out-license of such Antibody Products with respect to such Opt-Out Target or such Opt-Out Product, as the case may be, (B) be subject to any agreements between XOMA or its Affiliates, on the one hand, and any Third Parties, on the other hand, entered into prior to the effective date of such Opt-Out; provided that XOMA and its Affiliates shall not during the Exclusivity Period grant any rights to the Bacterial Cell Expression Technology in the Field to any Third Party that would restrict a non-exclusive license granted pursuant to this Section 8.2(a)(iii) and (C) include only the right to use the Bacterial Cell Expression Technology (or relevant portions thereof) with respect to the particular Antibody Products with respect to such Opt-Out Target or such Opt-Out Product, as the case may be, that are subject to the license and not the right to practice the methods of the Bacterial Cell Expression Technology (or any portion thereof) more generally.

(b) Subject to the terms of this Agreement, effective upon a Collaboration Target or Collaboration Product becoming an Opt-Out Target or Opt-Out Product, as the case may be, as a result of Chiron’s exercise of its rights under Section 3.9 following notification by Chiron to XOMA in accordance with Section 3.9(a), Chiron hereby grants to XOMA and its Affiliates an exclusive license (or as applicable sublicense), with the right to sublicense at multiple levels, under Chiron Opt-Out IP to make, use, sell, offer for sale, and import any and all Antibody Products with respect to such Opt-Out Target or such Opt-Out Product, as the case may be, in the Field.

(c) In the event that a Party opts out of research and development activities with respect to a Collaboration Target or Collaboration Product pursuant to Section 3.9, the Opting-Out Party will provide all assistance reasonably requested by the Continuing Party to ensure a smooth and orderly transition of the Opt-Out Target or Opt-Out Product, as the case may be, to the Continuing Party, including the assignment, transfer or sublicense, as appropriate, of any contracts with respect to the exploitation of such Opt-Out Target or Opt-Out Product, as the case may be, in the Field to the Continuing Party, and the assumption by the Continuing Party of any obligations previously borne by the Opting-Out Party in the Field. Such assistance shall include, but shall not be limited to, providing the Continuing Party, at the Opting-Out Party’s sole cost and expense, documentation, materials (including, without limitation, then existing expression vectors and cell lines with respect to such Opt-Out Product), reasonable training and technical assistance to transfer technical know-how and skills relating to such Opt-Out Target or Opt-Out Product, as the case may be, to the Continuing Party or its designee by, for example, making its employees and consultants available upon reasonable notice during normal business hours at their respective places of business to consult with the Continuing Party.

8.3 Rights Outside the Field. XOMA and Chiron each acknowledge and agree that the rights and licenses granted to XOMA by Chiron, and the rights and licenses granted to Chiron by XOMA, pursuant to the terms and conditions of this Agreement are only as to the Field. In addition, XOMA and Chiron each agree that (i) Collaboration Products may be developed and commercialized outside the Field, (ii) XOMA, or an Affiliate or a licensee of XOMA, may develop and commercialize an Opt-Out Product for use outside the Field in the event that Chiron is the Opting-Out Party, (iii) Chiron, or an Affiliate or a licensee of Chiron, may develop and commercialize an Opt-Out Product in the event that XOMA is the Opting-Out

Party for use outside the Field, and (iv) Chiron, or an Affiliate or a licensee of Chiron, may develop and commercialize a product derived from a Human Engineered™ Antibody generated from a Dismissed Target pursuant to Section 3.4 for use outside the Field; provided that, with respect to (ii), (iii) and (iv) above, [*]. For purposes of clarification, no consideration, other than as set forth in this Agreement for Collaboration Products, Opt-Out Products, and products derived from a Human Engineered™ Antibody generated from a Dismissed Target, whether in the form of fees or royalties, will be due or payable with respect to commercialization of such a product outside the Field.

ARTICLE IX

ENABLING CHIRON

9.1 In General. During the Exclusivity Period and/or within six months thereafter, the Parties will establish appropriate mechanisms to convey to Chiron hands-on experience and tutelage with respect to Antibody generation, optimization, cell line development and manufacturing (including, without limitation, phage display, Human Engineering™ and bacterial and mammalian expression technologies but subject to any limitations and restrictions contained in the licenses and other agreements with Third Parties giving rise to or governing XOMA’s access to such technologies), at Chiron’s expense based on the applicable FTE Rates.

9.2 Observation and Training.

(a) Observation Rights. Subject to the limitations set forth in Section 9.2(c), during the Exclusivity Period and/or within six months thereafter, Chiron may send observers, on reasonable notice and during normal business hours, to observe work being conducted by XOMA pursuant to research and development activities conducted under this Agreement.

(b) Training. Subject to the limitations set forth in Section 9.2(c), during the Exclusivity Period and/or within six months thereafter, XOMA shall provide training and technical assistance reasonably requested by Chiron, at Chiron’s sole expense, to teach Chiron representatives at XOMA’s facilities to perform Antibody generation, optimization, cell line development and manufacturing work in Chiron’s facilities.

(c) Limitations. The observation rights and training provisions of Sections 9.2(a) and (b) shall be subject to the following limitations: in no event shall XOMA be obligated to admit as observers and/or train more than [*].

9.3 Expression and Engineering Technologies.

(a) During the Exclusivity Period and/or within [*] thereafter, at Chiron’s option, XOMA will provide Antibody generation services to Chiron in the Field using the Human Engineering™ Technology, and in such event XOMA shall procure for Chiron from XOMA Technology Ltd. or its Affiliates an exclusive worldwide license in the Field under all intellectual property arising out of the work performed by XOMA under this Section 9.3(a) directed to any resulting Human Engineered™ Antibody, including all Patent Rights and Know-How with respect thereto. The commercial terms for such services and license(s) shall be XOMA Technology Ltd.’s (or its Affiliate’s) standard commercial terms on the date of Chiron’s request for such services. Any such license shall (i) be subject to any agreements between XOMA Technology Ltd. and its Affiliates, on the one hand, and any Third Parties, on the other hand, entered into prior to the date of Chiron’s request for such services; provided that XOMA Technology Ltd. and its Affiliates shall not during the Exclusivity Period grant any rights to the Human Engineering™ Technology in the Field to any Third Party that would restrict an exclusive license granted pursuant to this Section 9.3(a) and (ii) include all intellectual property rights under the Human Engineering™ Technology (or any portion thereof) directed to the particular Antibody Product or Antibody Products that are subject to the license but not the right to practice the methods of the Human Engineering™ Technology (or any portion thereof) more generally.

(b) XOMA hereby agrees, at Chiron’s option during the Exclusivity Period and/or within [*] thereafter, to procure for Chiron from XOMA Technology Ltd. or its Affiliates a non-exclusive worldwide license (or sublicense as applicable) under the Human Engineering™ Technology for use with respect to any Antibody Product (other than Collaboration Products and Opt-Out Products) in the Field. Such a license shall (i) be on an Antibody Product-by-Antibody Product basis, (ii) be on XOMA Technology Ltd.’s (or its Affiliate’s) standard commercial terms at the time such option is exercised, (iii) be assignable and sublicensable in connection with the sale or out-license of such Antibody Product(s), (iv) be subject to any agreements between XOMA Technology Ltd. and its Affiliates, on the one hand, and any Third Parties, on the other hand, entered into prior to the exercise of such option; provided that XOMA Technology Ltd. and its Affiliates shall not during the Exclusivity Period grant any exclusive rights to the Human Engineering™ Technology in the Field to any Third Party that would restrict a non-exclusive license granted pursuant to this Section 9.3(b) and (v) include all intellectual property rights under the Human Engineering™ Technology (or relevant portion thereof) directed to the particular Antibody Product or Antibody Products that are subject to the license but not the right to practice the methods of the Human Engineering™ Technology (or any portion thereof) more generally.

(c) XOMA hereby agrees, at Chiron’s option during the Exclusivity Period and/or within [*] thereafter, to procure for Chiron from XOMA Ireland Limited a non-exclusive worldwide license (or sublicense as applicable) under the Bacterial Cell Expression Technology for use with respect to any Antibody Product (other than Collaboration Products and Opt-Out Products) in the Field. Such a license shall (i) be on an Antibody Product-by-Antibody Product basis, (ii) be on XOMA Ireland Limited’s standard commercial terms at the time such option is exercised, (iii) be personal to Chiron and not assignable or sublicensable, (iv) be subject to any agreements between XOMA Ireland Limited, on the one hand, and any Third Parties, on the other hand, entered into prior to the exercise of such option; provided that XOMA Ireland Limited shall not during the Exclusivity Period grant any exclusive rights to the Bacterial Cell Expression Technology in the Field to any Third Party that would restrict a non-exclusive license granted pursuant to this Section 9.3(c), and (v) include (I) to the extent it is Chiron’s intent to use any such technology in conjunction with one or more Third Party collaborators of Chiron for purposes of developing and commercializing such Antibody Product(s), a covenant not to sue under the licensed patents for the benefit of such Third Party collaborators for such purposes; provided that each such covenant not to sue shall apply only to such Antibody Product(s) with respect to which Chiron has expended significant research or development effort, (II) only the right to use the Bacterial Cell Expression Technology (or relevant portion thereof) with respect to the particular Antibody Product or Antibody Products that are subject to the license and not the right to practice the methods of the Bacterial Cell Expression Technology (or any portion thereof) more generally.

9.4 License to Third Party Technology. During the Exclusivity Period, Chiron may request to receive sublicenses from XOMA under Third Party technologies licensed to XOMA, including, without limitation, multiple phage display libraries for use with respect to any Target other than Collaboration Targets, Dismissed Targets and Opt-Out Targets (all of which are covered by other licenses in this Agreement). In the event that XOMA has a right to grant such a sublicense to Chiron, the Parties shall negotiate the grant of such a sublicense on mutually agreeable terms.

9.5 Limitation. Notwithstanding anything to the contrary, XOMA shall have no further obligation to convey any experience or tutelage to Chiron after the effective date of the termination of this Agreement if the termination is due to a material breach by Chiron of a representation, warranty or covenant under this Agreement.

ARTICLE X

REGULATORY MATTERS

10.1 INDs.

(a) Regulatory Filings. Chiron will have responsibility for the preparation and filing of any and all Regulatory Filings relating to research and development activities with respect to Collaboration Products, including without limitation IND filings. Any and all such Regulatory Filings shall be held in the name of Chiron.

(b) Communications with Regulatory Authorities. In general, Chiron will have responsibility for maintaining Regulatory Filings, and for initiating communications to and for responding to communications from all applicable Regulatory Authorities. Chiron will use reasonable commercial efforts to provide XOMA a reasonable opportunity to review, provide comment and participate in all communications, and shall incorporate those of such comments as can reasonably be incorporated into such communications, relating to research and development activities with respect to Collaboration Products, including without limitation IND filings. Without limiting the generality of the foregoing, to the extent practicable, Chiron will provide copies to XOMA of all written (including electronic) communications with any Regulatory Authority relating to research and development activities with respect to Collaboration Products, and will advise XOMA of the content of any oral communications.

10.2 Regulatory Approval Applications. Chiron will have responsibility for the preparation and filing of any and all Regulatory Approval Applications to obtain Regulatory Approval for Commercialization of a Collaboration Product, whether a BLA in the United States or another form of Regulatory Approval whether in the United States or outside the United States. Any and all such Regulatory Approvals shall be held in the name of Chiron.

10.3 Further Assistance. The Parties acknowledge and agree that, from time to time during the course of research and development, and Commercialization of Collaboration Products, Chiron may require information and assistance from XOMA to assemble, file and maintain Regulatory Filings with respect to Collaboration Products, or to respond to inquiries from Regulatory Authorities regarding Collaboration Products. XOMA agrees to use all reasonable commercial efforts to provide any and all such information and assistance as reasonably requested by Chiron.

10.4 Drug Safety. As soon as practicable after the Date of this Agreement, the Parties will enter into a separate drug safety agreement (“Drug Safety Agreement”) which will address, among other things, the reporting, investigation and handling of adverse events, product complaints and product recalls. The Parties agree that Chiron shall prepare the first draft of such agreement to initiate the negotiation process. In the event of a conflict specific to an issue of drug safety between the provisions of the Drug Safety Agreement and any provisions of this Agreement, the provisions of the Drug Safety Agreement shall govern; otherwise, the provisions of this Agreement shall govern. The Drug Safety Agreement may be amended from time to time by written mutual consent of the Parties in the light of changing regulatory requirements or other circumstances.

10.5 Quality. As soon as practicable after the Date of this Agreement, the Parties will enter into a separate quality agreement (“Quality Agreement”) which will address, among other things, compliance, audit rights, and responsibilities, and maintenance of records. As the Parties agreed, XOMA has prepared the first draft of such agreement to initiate the negotiation process. In the event of a conflict specific to an issue of quality between the provisions of the Quality Agreement and any provisions of this Agreement, the provisions of the Quality Agreement shall govern; otherwise, the provisions of this Agreement shall govern. The Quality Agreement may be amended from time to time by written mutual consent of the Parties in the light of changing regulatory requirements or other circumstances.

10.6 XOMA’s Responsibility in Certain Circumstances. The Parties acknowledge that there may be circumstances in which it would be appropriate for XOMA to have responsibility for Regulatory Filings and the other responsibilities placed on Chiron pursuant to Sections 10.1 through 10.3. When the Parties so agree by allocating any such responsibilities to XOMA in an R&D Plan and Budget, the provisions of Sections 10.1 through 10.3 shall apply, mutatis mutandis, as if XOMA and not Chiron were the Party bearing such responsibilities. For the avoidance of doubt, all responsibility for matters covered by this Article X relating to an Opt-Out Product shall be with the Continuing Party.

ARTICLE XI

CONFIDENTIALITY

11.1 Confidentiality.

(a) Prior Agreements Superseded. The obligations of confidentiality in this Article XI shall supersede all prior agreements between the Parties regarding obligations of confidentiality and non-use with respect to the subject matter of the Collaboration.

(b) Treatment. Except to the extent expressly authorized by this Agreement, required under agreements by which technology is or was acquired for use in the Collaboration or otherwise agreed to in writing by a disclosing Party, a receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as expressly permitted under this Agreement, any Confidential Information of the disclosing Party, except on a need-to-know basis to the receiving Party’s directors, officers, employees, agents, consultants, subcontractors, attorneys and accountants, and others approved by the disclosing Party, to the extent such disclosure is reasonably necessary in connection with the receiving Party’s activities or exercise of rights under this Agreement, including, without limitation, the research and development, and Commercialization of Collaboration Products. To the extent that disclosure to any person other than a Regulatory Authority or other governmental body or entity is authorized by this Agreement, prior to disclosure, a Party shall obtain written agreement of such person to hold in confidence and not disclose or use the Confidential Information of the disclosing Party, which agreement shall contain obligations of confidentiality and non-use no less restrictive than those set forth in this Article XI. The receiving Party shall notify the disclosing Party promptly upon discovery of any unauthorized use or disclosure of the disclosing Party’s Confidential Information.

(c) Exclusions. Notwithstanding anything to the contrary, the obligations of the Parties under this Section 11.1 shall not apply to the extent that Confidential Information of the other Party (as determined by competent documentation):

(i) was known or used by the receiving Party, other than under an obligation of confidentiality, prior to its date of receipt by the receiving Party; or

(ii) either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party by independent sources rightfully in possession of such information, other than under an obligation of confidentiality; or

(iii) either before or after the date of the disclosure to the receiving Party becomes published or generally known to the public (including information known to the public through the sale of products in the ordinary course of business) through no fault or omission on the part of the receiving Party; or

(iv) is independently developed by or for the receiving Party without reference to or reliance upon the Confidential Information.

11.2 Authorized Disclosure. The obligations of nondisclosure and nonuse under this Article XI shall not apply to the extent that a Party is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction; provided, however, that such Party shall provide written notice thereof to the other Party, consult with the other Party with respect to such disclosure, provide the other Party a reasonable opportunity to object to any such disclosure or to request confidential treatment thereof and, except to the extent such information becomes part of the public domain as a result of disclosure permitted pursuant to this Section 11.2, shall continue to treat such Confidential Information as such with respect to any Third Party to whom such information is not so required to be disclosed.

11.3 Survival. This Article XI shall survive expiration or termination of this Agreement for the longer of (a) a period of [*] or (b) as required pursuant to any confidentiality agreement between either of the Parties and any Third Party pursuant to which Confidential Information is shared between the parties to such confidentiality agreement in connection with the Collaboration.

11.4 Publications.

(a) In General. The Joint Steering Committee will seek advice on overall strategy for publication and presentation of information and data arising out of the Collaboration, including for example from the Joint Patent Committee, and from the Project Teams. Publication and/or presentation of information and/or data arising out of the Collaboration shall require the prior approval of the JRDC.

(b) Publication Process. Except as required by applicable law, regulation or court order, each Party agrees that it shall not publish or present the results of work related to any Collaboration Target or Collaboration Product, including but not limited to, clinical trials carried out by such Party under this Agreement, without the opportunity for prior review by the other Party. Each Party shall provide to the other Party the opportunity to review any of the submitting Party’s proposed abstracts, manuscripts, publications or presentations (including information to be presented verbally) which relate to any Collaboration Target or Collaboration Product (including any proposed Third Party publication submitted to the submitting Party for review, to the extent the applicable terms of any agreement with such Third Party permit) for at least [*], with respect to abstracts, and at least [*], with respect to manuscripts, publications and presentations, prior to their intended presentation or submission for publication, and such submitting Party agrees, upon written request from the other Party, not to submit such abstract or manuscript for publication or to make such presentation until the other Party is given [*] from the date of such written request to seek appropriate patent protection for any Collaboration Invention in such publication or presentation which it reasonably believes is patentable. Any disagreements between the Parties related to publications will be referred to the Joint Steering Committee for resolution in accordance with Section 5.1(c). Once such abstracts, manuscripts or presentations have been reviewed by each Party and have been approved for publication, the same abstracts, manuscripts or presentations do not have to be provided again to the other Party for review for a later submission for publication. The reviewing Party shall use reasonable efforts to expedite reviews for abstracts or poster presentations, if so reasonably requested by the submitting Party. Each Party shall also have the right to require that its Confidential Information or other proprietary information that is proposed to be disclosed in any such proposed publication or presentation be deleted prior to such publication or presentation. In the event that either Party submits any manuscript or other publication relating to a Collaboration Target or a Collaboration Product, it will consider and acknowledge the contributions of the other Party, including, as appropriate, co-authorship, giving equal prominence in such manuscript or other publication to the name of each Party.

11.5 Terms of This Agreement; Press Release; Publicity. Neither Party shall disclose any confidential terms or conditions of this Agreement to any Third Party without the prior consent of the other Party; provided, however, that a Party may disclose the terms or conditions of this Agreement, (a) to government authorities where and to the extent required by applicable law, regulation or court order (and with appropriate requests made for confidential treatment), including filings required to be made by law with the United States Securities and Exchange Commission and any market on which a Party’s securities are traded, (b) to a Party’s accountants or lawyers, and (c) to a Third Party under an obligation of confidentiality in connection with a bona fide written proposal from such Third Party and an authorization by XOMA’s Board of Directors to negotiate a significant equity investment by or in such Party or a merger, consolidation or similar transaction with such Party or a sale of all or substantially all of the assets of such Party. Each Party shall be entitled to make or publish any public statement consistent with the contents of the press release issued in connection with the execution of the Initial Agreement and any public disclosure thereafter. Subject to the immediately preceding sentence, all publicity, press releases and other announcements relating to this Agreement or the transactions contemplated hereby shall be reviewed in advance by and subject to the approval of both Parties; except that such review and approval shall not be required for any announcement that discloses the existence of this Agreement without disclosing any of its non-public terms.

ARTICLE XII

INTELLECTUAL PROPERTY

12.1 Ownership.

(a) Collaboration Inventions and Collaboration IP.

(i) Chiron and XOMA each shall own an undivided interest in and to any and all Collaboration Inventions and Collaboration IP regardless of inventorship. Except as otherwise provided in this Agreement (including, for example, Article VIII), neither Chiron nor XOMA shall have the right to (x) exploit Collaboration Inventions and Collaboration IP without the prior approval of the Joint Steering Committee in a manner directed to Collaboration Targets or Collaboration Products or (y) Exploit Collaboration Inventions and Collaboration IP without the prior approval of the Joint Steering Committee (A) in the Field during the Exclusivity Period and for a period of [*] thereafter or (B) outside the Field for a period of [*] from the Effective Date. Any and all cash or other similar economic consideration (including, without limitation, any premium received on an equity investment, but not the market value of such equity investment, in Chiron or XOMA, as the case may be) received as a result of such Exploitation and attributable to such Collaboration Invention(s) or Collaboration IP being Exploited (but excluding payments for funded research and development and for reimbursable expenses) shall be shared seventy percent (70%) to Chiron and thirty percent (30%) to XOMA.

(ii) For the avoidance of doubt and notwithstanding anything herein to the contrary, (A) the restrictions and obligations of this Section 12.1(a) shall not apply to any use of such Collaboration Inventions and/or Collaboration IP (x) in the context of XOMA’s collaboration with Aphton for the development and commercialization of anti-gastrin and/or anti-gastrin receptor antibodies to treat gastrointestinal and other gastrin-sensitive cancers or (y) directed to any Dismissed Target, and (B) the Parties acknowledge that, to the extent any Collaboration Invention and/or Collaboration IP is covered by a license or other agreement with a Third Party, such Collaboration Invention and/or Collaboration IP shall, for all purposes of this Agreement, be subject to the financial and other obligations, limitations and restrictions contained in such Third Party license or agreement.

(iii) (A) Notwithstanding Section 12.1(a)(i), with respect to any improvement to any XOMA Core Technology that is a Collaboration Invention and/or Collaboration IP (a “Core Technology Improvement”) and that is invented solely by employees of XOMA, XOMA shall have the right and license, with the right to grant licenses and sublicenses, [*], to make, have made, use, sell, offer to sell and import, either on its own or with or to a Third Party, each such Core Technology Improvement outside the Collaboration. XOMA’s rights under this Section 12.1(a)(iii)(A) shall not extend to any Collaboration Targets or Collaboration Products and, during the Exclusivity Period, shall not extend to any activities within the Field. Chiron, on an exclusive, perpetual and [*], hereby grants to and licenses XOMA all of its undivided interest in and to all Core Technology Improvements invented solely by employees of XOMA; provided, however, that Chiron shall have, for its own use, on its own behalf or in the context of a Bona Fide Collaboration to which Chiron is a party, except as to Collaboration Targets and Collaboration Products, a non-exclusive, perpetual and [*] license, without the right to grant licenses or sublicenses, outside the Collaboration to make, have made, use, sell, offer to sell and import each such Core Technology Improvement outside the Field and, commencing at the end of the Exclusivity Period, in the Field.

(B) Notwithstanding Section 12.1(a)(i), with respect to any Core Technology Improvement that is invented solely by employees of Chiron, Chiron shall have the right and license, with the right to grant licenses and sublicenses, [*], to make, have made, use, sell, offer to sell and import, either on its own or with or to a Third Party, each such Core Technology Improvement outside the Collaboration. Chiron’s rights under this Section 12.1(a)(iii)(B) shall not extend to any Collaboration Targets or Collaboration Products and, during the Exclusivity Period, shall not extend to any activities within the Field. XOMA, on an exclusive, perpetual and [*], hereby grants to and licenses Chiron all of its undivided interest in and to all Core Technology Improvements invented solely by employees of Chiron; provided, however, that XOMA shall have, except as to Collaboration Targets and Collaboration Products, a non-exclusive, perpetual [*] license, with the right to grant licenses and sublicenses, outside the Collaboration to make, have made, use, sell, offer to sell and import each such Core Technology Improvement outside the Field and, commencing at the end of the Exclusivity Period, in the Field; provided, further, that in the event of any Exploitation of any such Core Technology Improvement by XOMA, any payments received by XOMA as a result of such Exploitation and attributable to the Core Technology Improvement being Exploited shall be shared [*] percent ([*]%) to Chiron and [*] percent ([*]%) to XOMA.

(C) Notwithstanding Section 12.1(a)(i), with respect to any Core Technology Improvement that is invented jointly by employees of Chiron and XOMA, each Party shall have the right and license, with the right to grant licenses and sublicenses, [*], to make, have made, use, sell, offer to sell and import, either on its own or with or to a Third Party, each such Core Technology Improvement outside the Collaboration. The rights of each Party under this Section 12.1(a)(iii)(C) shall not extend to any Collaboration Targets or Collaboration Products and, during the Exclusivity Period, shall not extend to any activities within the Field. Notwithstanding the first sentence of this Section 12.1(a)(iii)(C), XOMA may, in its discretion, designate any one or more Core Technology Improvements jointly invented by employees of Chiron and XOMA as being capable of Exploitation only by XOMA (each, a “Designated Core Technology Improvement”). In such event, Chiron, on an exclusive, perpetual and [*], shall grant to and license XOMA all of its undivided interest in and to such Designated Core Technology Improvement; provided, however, that Chiron shall have, for its own use, on its own behalf or in the context of a Bona Fide Collaboration to which Chiron is a party, except as to Collaboration Targets and Collaboration Products, a non-exclusive, perpetual and [*]license, without the right to grant licenses or sublicenses, outside the Collaboration to make, have made, use, sell, offer to sell and import each such Designated Core Technology Improvement outside the Field and, commencing at the end of the Exclusivity Period, in the Field; provided, further, that in the event of any Exploitation of any such Designated Core Technology Improvement by XOMA, any payments received by XOMA as a result of such Exploitation and attributable to the Designated Core Technology Improvement being Exploited shall be shared [*] percent ([*]%) to Chiron and [*] percent ([*]%) to XOMA.

(D) To the extent the laws of any country governing any Core Technology Improvement require the agreement of the other joint owner(s) of such Core Technology Improvement in order for a Party to enjoy the rights or licenses provided for by this Section 12.1(a)(iii), Chiron and XOMA each hereby agrees to such Exploitation by the other Party. With respect to the rights of each of the Parties under this Section 12.1(a)(iii), neither Party pursuant to this Section 12.1(a)(iii) grants to the other Party any rights or licenses to any patents or patent applications (other than those claiming Core Technology Improvements) which may dominate or may otherwise be necessary to the making, having made, use, sale, offering for sale or importing of any Core Technology Improvement. Each of the Parties acknowledges and agrees that this Section 12.1(a)(iii) is not intended to modify, and does not modify, the rights granted by and between the Parties under Article VIII. Inventorship for purposes of this Section 12.1(a)(iii) shall be determined in accordance with United States Patent law.

(iv) [*].

(v) [*].

(b) Chiron Background IP and Inventions Outside Collaboration. As between Chiron and XOMA, Chiron shall own the entire right, title and interest in and to any and all (i) Chiron Background IP and (ii) Inventions made, conceived or reduced to practice by Chiron, either alone or jointly with a Third Party, outside the Collaboration, and Know-How or Patent Rights including, claiming or covering such Inventions. Inventorship of Inventions for purposes of this Section 12.1(b) shall be determined in accordance with United States patent law.

(c) XOMA Background IP and Inventions Outside Collaboration. As between XOMA and Chiron, XOMA shall own the entire right, title and interest in and to any and all (i) XOMA Background IP and (ii) Inventions made, conceived or reduced to practice by XOMA, either alone or jointly with a Third Party, outside the Collaboration, and Know-How or Patent Rights including, claiming or covering such Inventions. Inventorship of Inventions for purposes of this Section 12.1(c) shall be determined in accordance with United States patent law.

12.2 Disclosure. Each Party, within [*] after the end of each calendar quarter, shall submit an invention disclosure or, if applicable, a draft patent application to the other Party describing each and every Collaboration Invention made, conceived or reduced to practice during the just-ended calendar quarter which such Party believes may be patentable. The Parties, through the Joint Patent Committee, shall decide whether to file a patent application claiming or covering such Invention, as set forth in Section 12.3.

12.3 Patent Prosecution.

(a) Collaboration Patent Rights. The Parties, through the Joint Patent Committee, shall establish a patent strategy for all Collaboration Patent Rights claiming or covering Collaboration Inventions. As part of such patent strategy, the Parties shall designate, on a Collaboration Invention-by- Collaboration Invention basis, one Party to be responsible for the filing, prosecution (including any interferences, oppositions, reissue proceedings and reexaminations) and maintenance of all Collaboration Patent Rights claiming or covering a Collaboration Invention. Each Party shall be provided (i) a draft of each and every patent application claiming or covering a Collaboration Invention prior to the filing of such patent application, allowing adequate time for review and comment by each Party; provided, however, that the Party responsible for any such patent application shall not be required to delay the initial filing of such patent application if such delay would jeopardize the ability of the Parties to secure priority status against Third Parties; and (ii) copies of all correspondence from any and all patent offices concerning patent applications within the Collaboration Patent Rights and an opportunity to comment on any proposed responses, voluntary amendments and submissions of any kind to be made to any and all such patent offices. If the responsible Party decides not to continue the prosecution or maintenance of any patent application or patent within the Collaboration Patent Rights, it shall promptly notify the other Party thereof. Following such notice, the other Party may, in its discretion, take over the prosecution and maintenance of any such patent application or patent within the Collaboration Patent Rights. All costs and expenses for the filing, prosecution (including any interferences, oppositions, reissue proceedings and reexaminations) and maintenance of Collaboration Patent Rights (other than Patent Rights solely within Chiron Opt-Out IP and/or XOMA Opt-Out IP ) shall be shared seventy percent (70%) by Chiron and thirty percent (30%) by XOMA. All costs and expenses for the filing, prosecution (including any interferences, oppositions, reissue proceedings and reexaminations) and maintenance of Collaboration Patent Rights solely within Chiron Opt-Out IP and/or XOMA Opt-Out IP shall be borne 100% by the Continuing Party. A Party who files a patent application claiming or covering a Collaboration Invention, or who is responsible for the prosecution of a patent application within the Collaboration Patent Rights, shall take reasonable steps to insure that it does not take any action or make any statement that would reasonably be expected to cause material harm to the patentability, validity or enforceability of any Chiron Background IP, XOMA Background IP, or other Collaboration Patent Right without first obtaining the informed consent of the other Party. In the event that an interference is declared by a Patent and Trademark Office between one or more patents or patent applications owned solely by one Party relating to any Targets with potential utility in the Field or that constitute Patent Rights claiming or covering any Collaboration Target that are relevant to the Collaboration, and one or more patents or patent applications owned or otherwise controlled solely by the other Party that are relevant to the Collaboration, or any of the above and one or more patents or patent applications owned or otherwise controlled jointly by the Parties pursuant to the Collaboration, including where such declared interference involves patents or patent applications owned by a Third Party or Third Parties, then the Parties shall in good faith establish within thirty (30) days of the declaration of such interference or such other time as agreed upon a mutually agreeable process to resolve solely those portions of such interference or interferences which relate to matters in dispute between Chiron and XOMA in a reasonable manner in conformance with all applicable legal standards and to maximize the scope, priority, validity and/or enforceability of the Patent Rights licensed or co-owned hereunder.

(b) Patent Rights Controlled by Chiron. Chiron shall prosecute and maintain, at its sole expense, the Patent Rights Controlled by Chiron (including, for example, Patent Rights within Chiron Background IP and Patent Rights claiming or covering Inventions made, conceived or reduced to practice by Chiron outside the Collaboration). Chiron shall provide XOMA with (i) drafts of each and every patent application within the Patent Rights Controlled by Chiron necessary or useful for, and being utilized in, the research and development, and/or Commercialization of Collaboration Products (“Related Chiron Patent Rights”); and (ii) copies of all correspondence from any and all patent offices concerning patent applications within the Related Chiron Patent Rights and an opportunity to comment on any proposed responses, voluntary amendments and submissions of any kind to be made to any and all such patent offices. If Chiron decides not to continue the prosecution or maintenance of any patent application or patent within the Related Chiron Patent Rights, it shall promptly notify XOMA thereof. Following such notice, XOMA may take over prosecution and maintenance of such patent application or patent within the Related Chiron Patent Rights that claims or covers a product or products obtained from Collaboration Targets provided to the Collaboration by Chiron, and thereafter such patent application or patent will be deemed a patent application or patent within the Related XOMA Patent Rights, as further described in Section 12.3(c) below.

(c) Patent Rights Controlled by XOMA. XOMA shall prosecute and maintain, at its sole expense, the Patent Rights Controlled by XOMA (including, for example, Patent Rights within XOMA Background IP or XOMA Core Technologies and Patent Rights claiming or covering Inventions made, conceived or reduced to practice by XOMA outside the Collaboration). XOMA shall provide Chiron with (i) drafts of each and every patent application within the Patent Rights Controlled by XOMA necessary or useful for, and being utilized in, the research and development, and/or Commercialization of Collaboration Products (“Related XOMA Patent Rights”); and (ii) copies of all correspondence from any and all patent offices concerning patent applications within the Related XOMA Patent Rights and an opportunity to comment on any proposed responses, voluntary amendments and submissions of any kind to be made to any and all such patent offices. If XOMA decides not to continue the prosecution or maintenance of any patent application or patent within the Related XOMA Patent Rights, it shall promptly notify Chiron thereof. Following such notice, Chiron may take over prosecution and maintenance of such patent application or patent within the Related XOMA Patent Rights that claims or covers a product or products obtained from Collaboration Targets provided to the Collaboration by XOMA, and thereafter such patent application or patent will be deemed a patent application or patent within the Related Chiron Patent Rights, as further described in Section 12.3(b) above.

(d) Cooperation. At the request of the Party performing the prosecution of any patent application under this Section 12.3, the other Party will cooperate, in all reasonable ways, in connection with the prosecution and maintenance of all such patent applications. Each Party shall make available to the other Party or its respective authorized attorneys, agents or representatives such of its employees or consultants as the other Party in its reasonable judgment deems necessary in order to assist such other Party with the prosecution and maintenance of such patents. Each Party shall sign or use commercially reasonable efforts to have signed at no charge to the other Party all legal documents necessary in connection with such prosecution and maintenance.

(e) Updates on Developments. Notwithstanding anything to the contrary, the Party performing the prosecution and maintenance of any patent application or patent within the Collaboration Patent Rights, the Related Chiron Patent Rights or the Related XOMA Patent Rights in accordance with this Section 12.3 shall advise the other Party of any action or development in the prosecution or maintenance of such patent application or patent, including, for example, any action or development concerning the question of scope of coverage, the issuance, rejection, or revocation of any right with respect to such patent application or patent, the declaration of and status and outcome of any interference, and the filing of and status and outcome of any opposition to any such patent application or patent.

12.4 Enforcement of Patent Rights.

(a) Enforcement of Collaboration Patent Rights.

(i) Primary Enforcement Right. In the event either Party becomes aware of a suspected infringement of a patent within the Collaboration Patent Rights or the institution by a Third Party of any proceedings for the revocation of, or to invalidate or render unenforceable, any patent within the Collaboration Patent Rights, such Party shall notify the other Party promptly, and following such notification, the Parties shall discuss the situation. In any such circumstance, Chiron shall have the first right (with associated expenses charged to the Collaboration), but shall not be obligated, to bring legal action to enforce the Parties’ rights under the Collaboration Patent Rights or to defend such proceedings. XOMA will provide reasonable assistance to Chiron in any such action or proceeding, including for example lending XOMA’s name to such action or proceeding if requested by Chiron or required by law, and shall have a right to participate and be represented in any such suit by its own counsel. No settlement of any such action or defense which restricts the scope or affects the enforceability of a patent within the Collaboration Patent Rights may be entered into by Chiron without the prior consent of XOMA, which consent shall not be unreasonably withheld.

(ii) Secondary Enforcement Right. If Chiron elects not to bring any legal action for infringement or to defend any proceeding described in Section 12.4(a)(i) and so notifies XOMA, then XOMA may (with associated expenses charged to the Collaboration) bring such a legal action. Chiron will provide reasonable assistance to XOMA in any such action or proceeding, including for example, lending Chiron’s name to such action or proceeding if requested by XOMA or required by law, and shall have a right to participate and be represented in any such suit by its own counsel. No settlement of any such action or defense which restricts the scope or affects the enforceability of a patent within the Collaboration Patent Rights may be entered into by XOMA without the prior consent of Chiron, which consent shall not be unreasonably withheld.

(iii) Recoveries. In the event either Party exercises the rights conferred in this Section 12.4(a) and recovers any damages or other sums in such action, suit or proceeding or in settlement thereof, such damages or other sums recovered shall first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith, including attorneys fees. If such recovery is insufficient to cover all such costs and expenses of both Parties, it shall be shared in proportion to the total such costs and expenses incurred by each Party. If after such reimbursement any funds shall remain from such damages or other sums recovered, seventy percent (70%) of such funds shall be retained Chiron and thirty percent (30%) of such funds shall be retained by the XOMA or, in the event such recoveries relate solely to an Opt-Out Target or Opt-Out Product, [*]% of such funds shall be retained by the Continuing Party.

(b) Enforcement of Patent Rights Controlled by Chiron.

(i) Enforcement by Chiron. In the event either Party becomes aware of a suspected infringement of a patent within the Related Chiron Patent Rights (including, for example, Patent Rights within Chiron Background IP and Patent Rights claiming or covering Inventions made, conceived or reduced to practice by Chiron outside the Collaboration) or the institution by a Third Party of any proceedings for the revocation of, or to invalidate or render unenforceable, any patent within the Related Chiron Patent Rights, such Party shall notify the other Party promptly, and following such notification, the Parties shall confer. Chiron shall have the right, but shall not be obligated, to bring an infringement action or to defend such proceedings at its own expense, in its own name and entirely under its own direction and control. XOMA will provide reasonable assistance to Chiron in such actions or proceedings if so requested, and will lend its name to such actions or proceedings if requested by Chiron or required by law. XOMA shall have the right to participate and be represented in any such suit by its own counsel. No settlement of any such action or defense which restricts the scope or affects the enforceability of a patent within the Related Chiron Patent Rights that claims or covers a Collaboration Product may be entered into by Chiron without the prior consent of XOMA, which consent shall not be unreasonably withheld.

(ii) Recoveries. In the event Chiron exercises the rights conferred in this Section 12.4(b) and recovers any damages or other sums in such action, suit or proceeding or in settlement thereof, such damages or other sums recovered shall first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith, including attorneys fees. If such recovery is insufficient to cover all such costs and expenses of both Parties, it shall be shared in proportion to the total such costs and expenses incurred by each Party. If after such reimbursement any funds shall remain from such damages or other sums recovered, all such funds shall be retained by Chiron; provided, however, if such recovery relates to a product in the Field competitive to a Collaboration Product, seventy percent (70%) of such funds shall be retained by Chiron and thirty percent (30%) of such funds shall be retained by XOMA.

(c) Enforcement of Patent Rights Controlled by XOMA.

(i) Enforcement by XOMA. In the event either Party becomes aware of a suspected infringement of a patent within the Related XOMA Patent Rights (including, for example, Patent Rights within XOMA Background IP or XOMA Core Technologies and Patent Rights claiming or covering Inventions made, conceived or reduced to practice by XOMA outside the Collaboration) or the institution by a Third Party of any proceedings for the revocation of, or to invalidate or render unenforceable, any patent within the Related XOMA Patent Rights, such Party shall notify the other Party promptly, and following such notification, the Parties shall confer. XOMA shall have the right, but shall not be obligated, to bring an infringement action or to defend such proceedings at its own expense, in its own name and entirely under its own direction and control. Chiron will provide reasonable assistance to XOMA in such actions or proceedings if so requested, and will lend its name to such actions or proceedings if requested by XOMA or required by law. Chiron shall have the right to participate and be represented in any such suit by its own counsel. No settlement of any such action or defense which restricts the scope or affects the enforceability of a patent within the Related XOMA Patent Rights that claims or covers a Collaboration Product may be entered into by XOMA without the prior consent of Chiron, which consent shall not be unreasonably withheld.

(ii) Recoveries. In the event XOMA exercises the rights conferred in this Section 12.4(c) and recovers any damages or other sums in such action, suit or proceeding or in settlement thereof, such damages or other sums recovered shall first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith, including attorneys fees. If such recovery is insufficient to cover all such costs and expenses of both Parties, it shall be shared in proportion to the total such costs and expenses incurred by each Party. If after such reimbursement any funds shall remain from such damages or other sums recovered, all of such funds shall be retained by XOMA; provided, however, if such recovery relates to a product in the Field competitive to a Collaboration Product, seventy percent (70%) of such funds shall be retained by Chiron and thirty percent (30%) of such funds shall be retained by XOMA.

12.5 Allegations of Infringement by Third Parties.

(a) In General. In the event that either Party receives notice that the use, development, manufacture, sale, import or export of a Collaboration Target or Collaboration Product or any other action by either of them under this Agreement, during the term of this Agreement, is alleged to be a violation of the patent or other intellectual property rights of a Third Party, it shall promptly notify the other Party. The Joint Steering Committee shall promptly determine an appropriate response and course of action. Chiron will have the right to control any defense, using counsel selected by it with the consent of XOMA (which consent shall not be unreasonably withheld). [*] The Party controlling such action, as provided in this Section 12.5, shall consult with the other Party, and give due consideration to any concerns the other Party may raise, with respect to all significant matters relating to such action. The costs thereof (including any damages, costs or expenses resulting from any action) shall be shared 70% (Chiron)/30% (XOMA) between the Parties (unless such allegations relate only to a Collaboration Target or Collaboration Product as to which one Party has opted out, in which case all such costs shall be borne by the other Party). The Party controlling such action shall not admit the invalidity of any Collaboration Patent Rights or settle any such suit, without the written consent of the other Party (which shall not be unreasonably withheld or delayed). Any recovery obtained as a result of infringement actions governed by this Section 12.5 shall be treated as provided in Section 12.4(a)(iii).

(b) Selection of Negotiating Party. The Joint Steering Committee shall determine which Party shall negotiate with said Third Party for a suitable license or assignment and execute such license or assignment; provided, however, that XOMA and/or its Affiliates shall be such Party for any such license or assignment relating to the XOMA Background IP or the

XOMA Core Technologies and Chiron shall be such Party for any such license or assignment relating to the Chiron Background IP; provided, further, that such Party shall enter into no such agreement unless it has first obtained the other Party’s written approval of the terms of such agreement, including the amounts of any royalties or payments, which approval shall not be unreasonably withheld. If such negotiation results in a consummated agreement, such Party shall make all payments to the Third Party and such payments shall be allocated in accordance with the allocation of other costs in accordance with Section 6.2.

12.6 Third Party Licenses.

(a) [*]

(b) Resolution of Disputes. If the Joint Patent Committee is unable to reach a determination with respect to whether Third Party intellectual property constitutes Useful Third Party IP, then such issue shall be presented to the JRDC for determination. For the avoidance of doubt, either Party may enter into a license with respect to, and may practice, any such Third Party intellectual property for purposes unrelated to this Agreement.

12.7 Trademarks.

(a) Collaboration Product Marks. Chiron will own all right, title and interest in and to all trademarks, trade names, service marks and trade dress specifically developed for and used on or in connection with all Collaboration Products. Chiron hereby grants to XOMA a fully paid-up, non-exclusive license (with Chiron) to use all trademarks, trade names, service marks and trade dress specifically developed for and used on or in connection with all Collaboration Products for the Detailing activities of XOMA provided for in this Agreement. Chiron, with assistance from the Joint Patent Committee, shall be responsible for all decisions regarding the trademarks, service marks and trade dress used on and in connection with all Collaboration Products. For the avoidance of doubt, the Continuing Party with respect to any Opt-Out Product shall own all right, title and interest in and to all trademarks, trade names, service marks and trade dress specifically developed for and used on or in connection with the relevant Collaboration Product prior to its being an Opt-Out Product and shall be responsible for all decisions regarding the trademarks, service marks and trade dress used on and in connection therewith.

(b) Party Marks. Chiron and XOMA shall each retain sole and exclusive ownership of their own respective and independently developed and/or pre-existing trademarks, trade names, service marks and trade dress, regardless of whether such trademarks, trade names, service marks and trade dress are used on or in connection with any Collaboration Product. All advertising and promotional and educational materials in respect of each Collaboration Product in each country (including any Collaboration Product labeling or packaging inserts to the extent permitted by law or required by any Regulatory Authority) will include, if Chiron’s name is included, XOMA’s name, the size and placement of which shall be comparable. Chiron will use commercially reasonable efforts to provide XOMA with copies of all significant such advertising, promotional and educational materials reasonably in advance of publication.

12.8 Patent Disputes Between the Parties. Notwithstanding any provision of this Agreement to the contrary, any dispute between the Parties involving the validity, enforceability or infringement of the Patent Rights of either Party by the other Party shall be subject to the terms and conditions of Section 15.12 and shall not be subject to any other decision-making provisions hereof.

ARTICLE XIII

REPRESENTATIONS AND WARRANTIES;

DISCLAIMER; INDEMNIFICATION

13.1 Representations and Warranties of XOMA. XOMA represents and warrants to Chiron that, as of the Date of this Agreement:

(i) XOMA is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its formation; XOMA has the full legal authority and the legal right to enter into this Agreement; this Agreement has been duly authorized by all necessary corporate action on the part of XOMA,

(ii) this Agreement does not conflict with, violate, or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which XOMA is bound,

(iii) XOMA has not entered into any agreement under which it has granted to any Third Party any license or other rights under the XOMA Background IP, in the Field, except as expressly set forth in Schedule 13.1 hereto,

(iv) XOMA has the full right and authority to grant to Chiron the licenses and other rights granted to Chiron under this Agreement, and

(v) XOMA has not entered into any agreement under which it has granted to any Third Party any license or other rights under the XOMA Background IP which is in conflict or otherwise inconsistent with the licenses and other rights granted to Chiron under this Agreement.

13.2 Representations and Warranties of Chiron. Chiron represents and warrants to XOMA that, as of the Date of this Agreement:

(i) Chiron is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation; Chiron has the full corporate authority and the legal right to enter into this Agreement; this Agreement has been duly authorized by all necessary corporate action on the part of Chiron,

(ii) this Agreement does not conflict with, violate, or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which Chiron is bound,

(iii) Chiron has not entered into any agreement under which it has granted to any Third Party any license or other rights under the Chiron Background IP, in the Field, except as expressly set forth in Schedule 13.2 hereto,

(iv) Chiron has the full right and authority to grant to XOMA the licenses and other rights granted to XOMA under this Agreement, and

(v) Chiron has not entered into any agreement under which it has granted to any Third Party any license or other rights under the Chiron Back-ground IP which is in conflict or otherwise inconsistent with the licenses and other rights granted to XOMA under this Agreement.

13.3 No Warranty of Validity; Non-Infringement. Nothing in this Agreement shall be construed as (a) a warranty or representation by either Party as to the validity or scope of any Patent Right or (b) a warranty or representation that any product obtained from a Collaboration Target, including without limitation any Collaboration Product will be free from infringement of intellectual property rights held or otherwise controlled by a Third Party.

13.4 No Other Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY INTELLECTUAL PROPERTY LICENSED UNDER THE TERMS OF THIS AGREEMENT, ANY COLLABORATION TARGET OR ANY COLLABORATION PRODUCT, AND FURTHER MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF ANY COLLABORATION TARGET OR COLLABORATION PRODUCT SET FORTH IN THIS AGREEMENT WILL NOT INFRINGE ANY THIRD-PARTY RIGHTS.

13.5 Indemnification.

(a) Indemnification by Chiron. Chiron will indemnify, defend and hold harmless XOMA, its Affiliates and their respective directors, officers, employees and agents against any and all loss, damage, action, suit, claim, demand, liability or expense, and reasonable attorneys fees and expenses (collectively, “Losses”) to the extent such Losses arise out of any Third Party claim relating to (i) willful misconduct of Chiron, or its permitted licensees, in connection with the performance of any tasks to be performed by Chiron under this Agreement, (ii) the intentional material breach by Chiron of any of its express representations or warranties in this Agreement or (iii) the intentional material breach by Chiron of any of its covenants or obligations in this Agreement; provided that the foregoing indemnification shall not apply to any Loss to the extent such Loss is based on or arises out of the matters described in Section 13.5(b).

(b) Indemnification by XOMA. XOMA will indemnify, defend and hold harmless Chiron, its Affiliates and their respective directors, officers, employees and agents against any and all Losses to the extent such Losses arise out of any Third Party claim relating to (i) willful misconduct of XOMA, or its permitted licensees, in connection with the performance of any tasks to be performed by XOMA under this Agreement, (ii) the intentional material breach by XOMA of any of its express representations or warranties in this Agreement or (iii)

the intentional material breach by XOMA of any of its covenants or obligations in this Agreement; provided that the foregoing indemnification shall not apply to any Loss to the extent such Loss is based on or arises out of the matters described in Section 13.5(a).

(c) Environmental. Notwithstanding any other indemnification obligation in this Agreement, and in addition to any rights the Parties may have under relevant federal, state, or local statutory and common laws, each Party shall indemnify and hold harmless the other Party and its Affiliates from and against any and all Losses which (i) arise under any Environmental Law in connection with performance of tasks pursuant to this Agreement and (ii) are incurred as a result of Environmental Matters, except to the extent attributable to acts or omissions of the other Party or its Affiliates or representatives. “Environmental Matters” means:

(i) The operation by such Party, its Affiliates or representatives of any site or facility in a manner that is not in compliance with and is in violation of any Environmental Law.

(ii) Any release of Hazardous Materials into the environment by such Party, its Affiliates or representatives, including any release related to the storage, treatment or disposal of Hazardous Materials at any site or facility operated by such Party, its Affiliates or representatives.

(iii) Any other actual or alleged act or omission relating to the manufacture, distribution, generation, use, handling, storage, treatment, transport or disposal of Hazardous Materials at any site or facility.

(iv) “Hazardous Materials” includes any contaminant, pollutant, material, waste, substance or chemical, including without limitation, asbestos, PCB’s, petroleum and petroleum products, medical waste and infectious waste, which are regulated or can give rise to liability under any applicable Environmental Law.

(v) “Environmental Law” means any law, statute, rule, code, regulation, decree, judgment relating to pollution or protection of the environment or human health (to the extent related to exposure to Hazardous Materials) including, without limitation, those relating to the release or threatened release, or manufacture, use, generation, distribution, transport, handling, storage, treatment or disposal of Hazardous Materials.

(d) Collaboration Product. Except in those instances where Sections 13.5(a) and (b) expressly apply, in the event of any Losses to either Party resulting directly or indirectly from the manufacture, use, testing, handling, storage or disposition of a Collaboration Product or the inherent properties of a Collaboration Product (including without limitation product liability claims), the Parties shall share such Losses in accordance with Section 6.2(a).

(e) General Indemnification Provisions. In the event that a Party is seeking indemnification under this Section 13.5, it shall inform the other Party of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the other Party to assume direction and control of the defense of the claim, and shall cooperate as requested by the other Party (at the expense of the other Party) in the defense of the claim. Neither Party shall have the right to settle a claim for which it is seeking indemnification under this Section 13.5, whether the claim seeks monetary consideration or injunctive relief, without the consent of the other Party (which consent shall not be unreasonably withheld or delayed). For the avoidance of doubt, any Losses paid in accordance with this Section 13.5 shall not be chargeable to the Collaboration.

(f) Insurance. Each Party shall obtain and maintain in effect with financially sound and reputable insurers an appropriate insurance policy with respect to its obligations under this Article XIII, to the extent such policy can be obtained and maintained on reasonable commercial terms and if such a policy cannot be so obtained and maintained, the Parties shall meet and confer regarding appropriate alternatives, which may include appropriate reserves in respect of such obligations. At the written request of a Party, the other Party will supply a Certificate of Insurance or evidence of such reserve, reasonably satisfactory to the requesting Party, indicating the terms of coverage.

ARTICLE XIV

TERM; SURVIVAL

14.1 Term. The term of this Agreement shall commence as of the Date of this Agreement and shall remain in full force and effect until the expiration of the last cost or profit sharing, or royalty payment obligation of the Parties pursuant to the terms of this Agreement. The Parties acknowledge that the Initial Agreement governed the Collaboration during that portion of the Exclusivity Period from the Effective Date through the Date of this Agreement.

14.2 Material Breach.

(a) Notice. If either Party materially breaches this Agreement, the other Party, at its option, may provide written notice to the Party in breach describing in reasonable detail the nature of the material breach.

(b) Cure. In the event that a Party receives written notice from the other Party describing a material breach, such Party shall have an opportunity to cure such material breach during a period of not less than [*] in the case of any breach other than a payment breach, and [*] in the case of any payment breach, such period beginning on the date of receipt of such written notice.

(c) Buy-Out Right.

(i) Upon a final determination that (x) a material breach occurred, (y) such material breach was not cured and (z) such material breach has caused or is reasonably likely to cause a material adverse effect on the business or prospects of the Collaboration, the non-breaching Party, at its option and in its sole discretion, may exercise a right to buy-out the entire interest held by the other Party in the Collaboration at fair market value (“FMV”) by providing written notice thereof to the breaching Party within [*] of such final determination.

(ii) For purposes of this Section 14.2(c), FMV shall be determined as follows:

(A) If the Parties, in good faith, cannot determine FMV within [*] after the notification of the non-breaching Party’s exercise of its right to buy the entire interest in the Collaboration held by the breaching Party, each Party shall designate a reputable investment banking or appraisal firm of its choice (which in the case of an investment bank shall not be the regular banker of the Party) (the “Appraiser”), who will be asked to provide its best, single number estimate of the FMV, using a common set of assumptions provided by the Parties, or if the Parties cannot agree, by the Appraisers. Each Party shall use its best efforts to cause its designated Appraiser to provide the evaluation within [*].

(B) If one valuation exceeds the other by [*] percent ([*]%) or less, the FMV shall be the average of the two valuations. If one evaluation exceeds the other by more than [*] percent ([*]%), the Parties (or, if the Parties cannot agree, the Appraisers) shall designate a third Appraiser to prepare a valuation without access to the earlier valuations. Each Party shall use its best efforts to enable the third Appraiser to provide the evaluation within [*]. If the third valuation falls between the prior two valuations, the three valuations shall be averaged to determine the FMV. If the third valuation falls outside the range of the prior two valuations, the valuation closest to the median of the three valuations shall be the FMV. Each Party shall bear the costs and expenses of its own Appraiser as well as [*] percent ([*]%) of the costs and expenses of the third Appraiser, if necessary.

(iii) The non-breaching Party shall pay to the breaching Party the FMV of the breaching Party’s interest in the Collaboration in cash within [*] after the date of the determination of such FMV. If the non-breaching Party does not make such payment within such [*], such right hereunder shall expire unexercised.

(iv) For commercial Collaboration Products, upon a final determination that a material breach occurred and that such material breach was not cured, the breaching Party shall retain its profit interest in each and every such Collaboration Product pursuant to Section 6.2, subject in the case of XOMA to adjustment in accordance with Section 6.3 for achievement of each and every event prior to the date of the final determination that a material breach occurred and that such material breach was not cured, together with rights applicable to such Collaboration Products pursuant to Article X, but shall have no other rights under the terms of this Agreement.

14.3 Opt-Out Royalty Term. The royalty obligations under Sections 3.9(e)(i) and 3.9(e)(ii) shall terminate with respect to each Opt-Out Product with respect to an Opt-Out Target on the later of (i) the expiration date of the last to expire of any issued Collaboration Patent Rights or Patent Rights of the Opt-Out Party that includes at least one Valid Claim covering the sale of such Opt-Out Product on a country-by-country basis or (ii) [*] years after first commercial sale of such Opt-Out Product on a country by country basis; provided, however, in any event, royalty obligations under Sections 3.9(e)(i) and 3.9(e)(ii) shall be reduced by [*]%, on a country-by-country basis, with respect to each Opt-Out Product with respect to an Opt-Out Target in the event clause (i) is satisfied with respect to such country.

14.4 Bankruptcy. Either Party may, in addition to any other remedies available to it by law or in equity, terminate this Agreement, in whole or in part as the terminating Party may determine, by written notice to the other Party in the event the other Party shall have become bankrupt, or shall have made an assignment for the benefit of its creditors or there shall have been appointed a trustee or receiver of the other Party or for all or a substantial part of its property or any case or proceeding shall have been commenced or other action taken by or against the other Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect and any such event shall have continued for [*] undismissed, unbonded and undischarged. All rights and licenses granted under this Agreement by one Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(56) of the Bankruptcy Code. The Parties agree that the licensing Party under this Agreement shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code in the event of a bankruptcy by the other Party. The Parties further agree that in the event of the commencement of a bankruptcy proceeding by or against one Party under the Bankruptcy Code, the other Party shall be entitled to complete access to any such intellectual property pertaining to the rights granted in the licenses hereunder of the Party by or against whom a bankruptcy proceeding has been commenced and all embodiments of such intellectual property.

14.5 Survival. The rights and obligations of the Parties pursuant to Articles I, XI, XIII, and XV, Sections 7.1, 9.5, 12.1, 12.7 and 14.5, and, for a period not to exceed six months after the Exclusivity Period, Sections 9.1, 9.2 and 9.3, shall survive and continue beyond expiration or earlier termination of this Agreement. In addition, in the event of expiration of this Agreement, but not earlier termination, the rights and obligations of the Parties under the licenses granted pursuant to Article VIII with respect to Know-How shall survive and continue beyond expiration of this Agreement as non-exclusive licenses.

ARTICLE XV

MISCELLANEOUS

15.1 Further Assurances. At any time or from time to time on and after the date of this Agreement, each of the Parties shall at the request of the other Party (i) deliver to such other Party such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such assignments, consents, documents or further instruments of transfer or license, and (iii) take or cause to be taken all such other actions, as such other Party may reasonably deem necessary or desirable in order to obtain the full benefits of this Agreement and the transactions contemplated hereby.

15.2 Change of Control.

(a) Upon a change of control of XOMA Ltd., a Bermuda company and sole shareholder of XOMA (“XOMA Parent”), Chiron shall have the right to buy the entire interest in the Collaboration held by XOMA (subject to Section 15.2(b) below) at a purchase price equal to the FMV of such interest as of the date of the change of control of XOMA Parent. Such FMV shall be determined in accordance with the procedure set forth in Section 15.2(c) (and taking into account Section 15.2(b)). For purposes of this Section 15.2(a), the term “change of control” shall mean the closing of (i) any consolidation or merger of XOMA Parent with or into any other corporation or entity, (ii) a sale of all or substantially all of the assets of XOMA Parent

(including, without limitation, stock in its subsidiaries), (iii) a sale to a Third Party of XOMA by XOMA Parent, (iv) any transaction by which a Third Party or group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the beneficial owner (as defined in Rule 13d-3 and 13d-5 of the Exchange Act) of fifty percent (50%) or more of the voting power of XOMA Parent or (v) any transaction or series of transactions having similar effect as the foregoing; provided that, in each of cases (i), (iv) and (v), as a result of such consolidation, merger, sale or other transaction(s), the shareholders of XOMA Parent immediately prior to the closing thereof do not own immediately after such closing at least fifty percent (50%) of the voting power of XOMA Parent, or the surviving entity, or the parent of the surviving entity. Not later than the date of any public announcement that XOMA Parent may undergo, or anticipates undergoing, a change of control, XOMA shall provide written notice thereof to Chiron including in such written notice the identity of the party or parties in the consolidation, merger, sale or other transaction(s) that, if completed, would constitute a change of control of XOMA Parent. In addition, after delivery of such written notice to Chiron, XOMA shall provide assistance to Chiron, as requested and reasonably required by Chiron, to permit Chiron to evaluate whether to exercise its right under this Section 15.2(a). After delivery of such written notice from XOMA, Chiron shall have [*] to provide notice of its intent to exercise its right to buy the entire interest in the Collaboration held by XOMA, subject to determination of the FMV of the interest in the Collaboration held by XOMA, by providing written notice thereof to XOMA. Chiron may consummate the acquisition of the entire interest in the Collaboration held by XOMA after Chiron’s receipt of the written notice from XOMA pursuant to this Section 15.2(a) within [*] after the date of determination of the FMV of the interest in the Collaboration held by XOMA or [*] after the effective date of such change of control, whichever is later.

(b) In the event that, as of the date of the change of control of XOMA, the Parties have achieved a first commercial sale, or have initiated Phase III Clinical Trials, of a Collaboration Product, with respect to that Collaboration Product only, XOMA, notwithstanding Chiron’s rights pursuant to Section 15.2(a) above, shall have the right to retain its profit interest in such Collaboration Product pursuant to Section 6.2, subject to adjustment in accordance with Section 6.3 for achievement of each milestone prior to the date of the change of control of XOMA, together with rights applicable to such Collaboration Products pursuant to Article VIII, and all its other rights under the terms of this Agreement, including for example an option to field sales representatives or a right to receive information via any transparency provision in this Agreement (other than financial audit rights in connection with Section any continuing payments required by this Section 15.2(b)) shall terminate.

(c) For purposes of Section 15.2(a), FMV shall be determined as follows:

(i) If the Parties, in good faith, cannot determine FMV within [*] after the notification of Chiron’s exercise of its right to buy the entire interest in the Collaboration held by XOMA, each Party shall designate an Appraiser, who will be asked to provide its best, single number estimate of the FMV, using a common set of assumptions provided by the Parties, or if the Parties cannot agree, by the Appraisers. Each Party shall use its commercially reasonable efforts to cause its designated Appraiser to provide the evaluation within [*].

(ii) If one valuation exceeds the other by [*] percent ([*]%) or less, the FMV shall be the average of the two valuations. If one evaluation exceeds the other by more than [*] percent ([*]%), the Parties (or, if the Parties cannot agree, the Appraisers) shall designate a third Appraiser to prepare a valuation without access to the earlier valuations. Each Party shall use its commercially reasonable efforts to enable the third Appraiser to provide the evaluation within [*]. If the third valuation falls between the prior two valuations, the three valuations shall be averaged to determine the FMV. If the third valuation falls outside the range of the prior two valuations, the valuation closest to the median of the three valuations shall be the FMV. Each Party shall bear the costs and expenses of its own Appraiser as well as [*] percent ([*]%) of the costs and expenses of the third Appraiser, if necessary.

(iii) To exercise its right under this Section 15.2, Chiron shall pay XOMA the FMV of XOMA’s interest in the Collaboration in cash within [*] after the date of determination of such FMV. If Chiron, at Chiron’s sole option, does not make such payment within [*] after the date of the determination of such FMV, such right hereunder shall expire unexercised.

(d) In the event Chiron consummates the acquisition of the entire interest in the Collaboration held by XOMA pursuant to this Section 15.2, Sections 3.9(f)(i), 3.9(f)(ii), 8.2(a) and (c) shall survive any such acquisition by Chiron of XOMA’s interest in the Collaboration as if XOMA is the Opting-Out Party and Chiron is the Continuing Party with respect to all Collaboration Targets and Collaboration Products, and in the event that then-current R&D Plans and Budgets provide that XOMA will manufacture any Collaboration Product, XOMA will contract manufacture each such product at cost for Chiron until such time as Chiron is able to establish alternative manufacturing but in no event for more than [*]. During such [*] period, XOMA will provide reasonable assistance to Chiron or to any third party manufacturer as Chiron may designate in its sole discretion to transfer all requisite technology, skills and know-how relating to manufacturing of the applicable Collaboration Product(s) to Chiron and/or such third party manufacturer to ensure a smooth and orderly transition of manufacturing capability at Chiron’s expense. For clarification, in the event of such acquisition by Chiron, Chiron shall have no royalty obligation to XOMA under Section 3.9(e).

15.3 No Right to Use Names. Except as otherwise provided herein or as required by applicable law, regulation or court order, no right, express or implied, is granted by this Agreement to use in any manner the names “Chiron,” “XOMA” or any other trade name or trademark of a Party or its Affiliates.

15.4 Covenants.

(a) XOMA covenants that (i) XOMA will conduct all research and development activities allocated to it with respect to Collaboration Targets and Collaboration Products in accordance with all applicable laws, rules and regulations; (ii) all Collaboration Products manufactured by XOMA and used for the Collaboration shall meet the specifications for such Collaboration Products, and shall be manufactured in accordance with all applicable laws, rules and regulations; and (iii) XOMA will conduct all its obligations under this Agreement in accordance with all applicable laws, rules and regulations.

(b) Chiron covenants that (i) Chiron will conduct all research and development activities allocated to it with respect to Collaboration Targets and Collaboration Products in accordance with all applicable laws, rules and regulations; (ii) all Collaboration Products manufactured by Chiron and used for the Collaboration shall meet the specifications for such Collaboration Products, and shall be manufactured in accordance with all applicable laws, rules and regulations; and (iii) Chiron will conduct all its obligations under this Agreement in compliance with all applicable laws, rules and regulations.

15.5 Notices. All consents, notices or reports required or permitted to be given or made under this Agreement by one of the Parties to the other shall be in writing and addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor, and shall be effective upon receipt by the addressee.

If to XOMA, addressed to:

XOMA (US) LLC

2910 Seventh Street

Berkeley, California 94710

Attention: General Counsel

Facsimile: 510-649-7571

With a copy to:

XOMA (US) LLC

2910 Seventh Street

Berkeley, California 94710

Attention: Vice President, Business Development

And:

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY 10005

Attention: Geoffrey E. Liebmann

If to Chiron, addressed to:

CHIRON CORPORATION

4560 Horton Street

Emeryville, CA 94608

Attention: President, BioPharmaceuticals

Facsimile: 510-923-3832

With a copy to:

CHIRON CORPORATION

4560 Horton Street

Emeryville, CA 94608

Attention: General Counsel

Facsimile: 510-654-5360

15.6 Waiver. The waiver by a Party of any right hereunder, or of any failure to perform or breach by the other Party hereunder, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by the other Party hereunder whether of a similar nature or otherwise.

15.7 Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY, IN NO EVENT SHALL A PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, MULTIPLE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OR LOST PROFITS, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE ARISING OUT OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

15.8 Entire Agreement; Amendment. This Agreement, including all exhibits and schedules attached hereto (which exhibits and schedules are hereby incorporated herein by this reference), sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and supersedes and terminates all prior agreements, representations and understandings between the Parties, including, but not limited to, the Initial Agreement but excluding the Common Interest and Joint Litigation Agreement between the Parties effective as of the Effective Date. No alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

15.9 Severability. If any provision of this Agreement is found by a court to be void, invalid or unenforceable, the same shall either be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of this Agreement. In the event a provision of this Agreement is held invalid, illegal or otherwise unenforceable, the Parties shall substitute a permissible provision intended to effectuate the business arrangements reflected in this Agreement.

15.10 No Joint Venture or Partnership; Independent Contractors. Nothing contained herein shall establish, and it is not the intention of the Parties to establish, a joint venture or a partnership. The relationship of Chiron and XOMA under the terms of this Agreement shall be that of independent contractors, and nothing contained in this Agreement shall be construed to (a) give either Party the power to direct or control the day-to-day activities of the other Party, (b) create an employment, agency, joint venture or partnership relationship between the Parties or any of their agents or employees, or (c) allow either Party to create or assume any obligation on behalf of the other Party for any purpose whatsoever.

15.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to principles of conflict of laws thereof.

15.12 Enforcement. Any action or proceeding brought by either Party seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the Parties in the courts of the State of California and, in particular with respect to intellectual property matters (including Patent Rights and Know-How), shall be submitted exclusively to the United States District Court for the Northern District in the State of California. Each Party (i) hereby irrevocably submits to the jurisdiction of the state courts of the State of California and to the jurisdiction of the United States District Court for the Northern District in the State of California, for the purpose of any suit, action, or other proceeding arising out of or based upon this Agreement or the subject matter hereof brought by any Party or its successors or assigns, (ii) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action, or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby waives and agrees not to seek any review by any court of any other jurisdiction that may be called upon to grant an enforcement of the judgment of any such California state or federal court.

15.13 Headings. All headings are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

15.14 Commercially Reasonable Efforts. In each case in this Agreement in which a Party is required to use a specific degree of effort to perform a specified action (other than under Article XIII), the degree of effort required shall be deemed limited to what is commercially reasonable under the applicable facts and circumstances.

15.15 Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders. The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.

15.16 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.17 Performance by Affiliates. Each of XOMA and Chiron acknowledges that obligations under this Agreement may be performed by Affiliates of XOMA and Chiron. In the event of any dispute arising from the performance of this Agreement by an Affiliate, or the alleged failure of an Affiliate to comply with the conditions and obligations of this Agreement, the Party seeking to resolve such dispute may do so directly with the other Party, without any obligation to first pursue an action against, or recovery from, the Affiliate which is alleged to have caused a breach of this Agreement.

15.18 Assignment. Neither Party may assign or transfer this Agreement without the prior written consent of the other, except a Party may make such an assignment without the other Party’s consent to an Affiliate of such Party for so long as such assignee is an Affiliate of such Party and covered by Section 15.17 or to a successor to all or substantially all of the related business of such Party, whether in a merger, sale of stock, sale of assets or other transaction; provided that, with respect to XOMA, any such assignment to a successor (other than an Affiliate) of all or substantially all of such related business shall be deemed to be a “change of control” for purposes of Section 15.2. Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights and/or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section shall be null and void.

15.19 No Access to Human Engineering™ Data Base. Notwithstanding the provisions of any licenses or other rights granted herein in relation to the Human Engineering™ Technology, Chiron acknowledges that nothing herein shall be deemed to grant it, nor shall it have, any access or right of access to the data base relating to the Human Engineering™ Technology in any circumstance contemplated hereby; provided that, in the event XOMA changes its policy such that it intends to begin making such data base available to Third Parties, Chiron will have access to such data base.

15.20 Consents; Agreements. In each case in this Agreement requiring the approval or consent of either or both of the Parties, the provisions hereof granting Chiron a right to cast the deciding vote expressly shall not apply to the subject matter of such approval or consent.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the date and year first above written.

Date: May 26, 2005

XOMA (US) LLC

By:	/s/ JOHN L. COSTELLO
	Name:	John L. Costello
	Title:	Chairman of the Board, President and Chief Executive Officer

Date: May 26, 2005

CHIRON CORPORATION

By:	/s/ CRAIG A. WHEELER
	Name:	Craig A. Wheeler
	Title:	President,
Chiron BioPharmaceuticals

S-1

Schedule 1.15

[*]

Schedule 1.103

[*]

Schedule 3.2(d)

[*]

Schedule 3.3(b)

Collaboration Targets

CD40

[*]

Schedule 3.5(a)

[*]

Schedule 3.9(g)

[*]

Schedule 5.1(d)(i)

Binding Baseball-Style Arbitration Procedures

(i) The party invoking baseball style arbitration will so notify the other party in writing (the “Arbitration Notice”). The Arbitration Notice will contain a list of all issues the party proposes to submit to arbitration, as well as that party’s “final best offer” on each of those issues. Within twenty days of receipt of any such notice, the party receiving the notice will promptly notify the initiating party of any additional issues which the receiving party intends to include in the arbitration, as well as the receiving party’s “final best offer” on such additional issues. The issues listed in the Arbitration Notice and in such reply will be the only issues submitted to arbitration.

(ii) The parties will negotiate in good faith to agree on the Neutral. If the parties do not agree on the Neutral within twenty days of the date of the Arbitration Notice, each party will, within twenty-five days of the Arbitration Notice, designate an independent party who otherwise meets the qualifications for the Neutral, and, no later than forty days from the date of the Arbitration Notice, those two designees will select the Neutral. The selection of the Neutral by the two independent designees will be binding on the parties.

(iii) No later than 45 days from the date of the Arbitration Notice, the parties will prepare and submit to the Neutral in writing their respective positions as follows: each party will submit to the Neutral a phase I/II R&D plan and budget which contains that party’s “final best offer” on each open issue, as well as a Memorandum of Points and Understandings summarizing the party’s position with respect to each such issue.

(iv) The Neutral will be instructed that such plan and budget must be determined on a portfolio basis (i.e., with reference to all other Collaboration projects) and must include sufficient resources to expeditiously advance the target and corresponding Antibody Products and must be consistent with the letter and spirit of this Agreement. Subject to the foregoing, the Neutral will conduct a “baseball style” arbitration, pursuant to which the Neutral will select the single plan and budget, which, in the determination of the Neutral, most closely conforms to the requirements of this Agreement. Although the determination will be made based on the entire plan and budget taken as a whole, rather than “issue by issue”, the Neutral will have a modified “line item veto”, pursuant to which he or she shall substitute one or more provisions from the nonprevailing party’s submission in lieu of the comparable provision in the prevailing party’s submission and/or entirely delete provisions if, in the judgment of the Neutral, the provision is inconsistent with the letter or spirit of this Agreement or the definitive agreement, as appropriate, the failure to make such substitution or deletion would be manifestly unreasonable.

(v) The parties will instruct the Neutral to complete his or her determination no later than 75 days from the date of the Arbitration Notice.

(vi) At any time prior to the determination, either party may accept the other party’s position on any unresolved issue and in such event such position will be deemed part of the final document and no longer subject to arbitration.

Schedule 6.4

Secured Note Agreement

Schedule 13.1

[*]

Schedule 13.2

[*]